UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Allegheny Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 Six PPG Place

Pittsburgh, PA 15222-5479

March 26, 2012

To our Stockholders:

We are pleased to invite you to attend Allegheny Technologies Incorporated’s 2012 Annual Meeting of Stockholders. The meeting will be held at 11:00 a.m., Eastern Time, on Friday, May 11, 2012, in the Grand Ballroom (on the 17th Floor), Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219. The location is accessible to disabled persons.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement. Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting), and

•	Proxy or voting instruction card return envelope (postage pre-paid if mailed in the United States).

A copy of the Company’s Annual Report for the year 2011 is also enclosed.

Your Board of Directors recommends that you vote:

(1)	FOR the election of the five director nominees named in the Proxy Statement (Item A);

(2)	FOR the approval of an amendment to the Company’s 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder (Item B);

(3)	FOR the advisory vote to approve the compensation of the Company’s named officers (Item C); and

(4)	FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for 2012 (Item D).

The Proxy Statement also outlines corporate governance practices at ATI, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2011 financial statements. We encourage you to read these materials carefully.

We urge you to vote promptly, whether or not you expect to attend the meeting.

Thank you for your continued support of ATI. We look forward to seeing you at the 2012 Annual Meeting.

Sincerely,

Richard J. Harshman

Chairman, President and Chief Executive Officer

ALLEGHENY TECHNOLOGIES INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Friday, May 11, 2012

Time:	11:00 a.m., Eastern Time

Place:	Grand Ballroom 17th Floor Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

Record Date:	March 13, 2012

AGENDA:

1)	Election of five directors;

2)	Approval of an amendment to the Company’s 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder;

3)	Advisory vote to approve the compensation of the Company’s named officers;

4)	Ratification of the selection of Ernst & Young LLP as independent auditors for 2012; and

5)	Transaction of any other business properly brought before the meeting.

ADMISSION TO THE MEETING

Holders of ATI common stock or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information by telephone or Internet, so that we can send an admission ticket to you before the meeting. If your shares are held through an intermediary such as a broker or a bank, you will need to present proof of your ownership for admission to the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement. All persons attending will also need to present valid photo identification for admission to the meeting.

The approximate date of the mailing of this Proxy Statement and proxy card, as well as a copy of ATI’s 2011 Annual Report, is March 28, 2012. For further information about ATI, please visit our web site at www.atimetals.com.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

Dated: March 26, 2012

YOUR VOTE IS IMPORTANT

Please vote as soon as possible.

You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON FRIDAY, MAY 11, 2012.

The proxy statement, proxy card and 2011 annual report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

2012 PROXY STATEMENT SUMMARY

This summary highlights information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, so you should carefully read this Proxy Statement in its entirety before voting.

Annual Meeting of Stockholders

Date and Time:	Friday, May 11, 2012 at 11:00 a.m. (ET)
Place:	Grand Ballroom 17th Floor Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219
Record Date:	March 13, 2012

Agenda for Annual Meeting and Voting

Matters for Consideration by Stockholders		Board’s Recommendation

Item A	Election of five directors	FOR

Item B	Approval of an amendment to the Company’s 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder	FOR

Item C	Advisory vote to approve the compensation of the Company’s named officers	FOR

Item D	Ratification of the selection of Ernst & Young LLP as independent auditors for 2012	FOR

—	Any other business that may come before the meeting	—

Director Nominees

		Term	Director	Experience and	ATI Board Committee
Name	Class	to Expire	Since	Qualifications	Memberships
Richard J. Harshman	II	2013	2011	Leadership; Industry; Finance	n/a
Diane C. Creel*	I	2015	1996	Leadership; Industry	Finance; Nominating and Governance; Personnel and Compensation
John R. Pipski	I	2015	2011	Industry; Accounting	Audit; Technology
James E. Rohr	I	2015	1996	Leadership; Finance	Personnel and Compensation
Louis J. Thomas	I	2015	2004	Labor; Industry	Audit; Technology

*Lead Independent Director

Amendment to Incentive Plan

We are requesting that the stockholders approve an amendment to the 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder by 2.5 million shares, to a total of 7 million shares.

Executive Compensation

Set forth below is the 2011 compensation for each of the Company’s named officers who were officers of the Company at December 31, 2011 (i) as determined under SEC rules and reported in the Summary Compensation Table, and (ii) that was realized by the officers in 2011. The Company views the amounts set forth in the Summary Compensation Table as the compensation opportunity for each named officer under the executive compensation program. However, when making determinations and awards under the plans, the Personnel and Compensation Committee looks to the actual dollar value of awards to be delivered to the officers in any given year, as illustrated by the Total Realized Compensation figure.

Name	Position	Total Compensation under SEC Rules	Total Realized Compensation
Richard J. Harshman	Chairman, President and Chief Executive Officer	$12,197,102	$8,223,066
Dale G. Reid	Executive Vice President, Finance and Chief Financial Officer	$2,963,180	$2,917,829
Hunter R. Dalton	Executive Vice President, Long Products and President, ATI Allvac	$5,187,567	$4,159,941
Terry L. Dunlap	Executive Vice President, Flat-Rolled Products and President, ATI Allegheny Ludlum	$5,463,365	$4,900,737
David M. Hogan	Executive Vice President, Engineered Products Segment	$4,349,359	$3,527,348

Ratification of Selection of Independent Auditor

We are requesting that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

You can help the Company save money by electing to receive future proxy statements and annual reports over the Internet instead of by mail. See question 11 below.

1.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

If you held shares of Allegheny Technologies Incorporated (“ATI” or the “Company”) common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 13, 2012, you may vote your shares at the annual meeting. On that day, 107,071,593 shares of ATI common stock were outstanding. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors (“Board”) requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	HOW DO I CAST MY VOTE?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the address provided on each proxy or voting instruction card;

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marking, signing, dating and mailing each proxy or voting instruction card and returning it in the envelope provided. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote on any particular item, your shares will be voted as the Board of Directors recommends any such items; or

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attending the meeting and voting your shares in person, if you are a “stockholder of record” (that is, your shares are registered directly in your name on the Company’s books and are not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record and wish to vote by telephone or electronically through the Internet, follow the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on May 10, 2012.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s savings or retirement plans, see question 6 below.

3.	HOW DO I REVOKE OR CHANGE MY VOTE?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at the Company’s executive office;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the annual meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

4.	WHAT SHARES ARE INCLUDED ON THE PROXY OR VOTING INSTRUCTION CARD?

The shares on your proxy or voting instruction card represent those shares registered directly in your name, those held on account in the Company’s dividend reinvestment plan and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 6 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

5.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

6.	HOW ARE SHARES THAT I HOLD IN A COMPANY SAVINGS OR RETIREMENT PLAN VOTED?

If you hold ATI common stock in one of the Company’s savings or retirement plans, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting the shares you hold in the Company’s savings or retirement plans by telephone or the Internet is 11:59 p.m., Eastern Time, on May 7, 2012.

7.	HOW ARE SHARES HELD BY A BROKER, BANK OR OTHER NOMINEE VOTED?

If you hold your shares of ATI common stock in “street name” through a broker, bank or other nominee account, you are a “beneficial owner” of the shares. In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

8.	WHAT IS A QUORUM?

A majority of the outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum. There must be a quorum for business to be conducted at the Annual Meeting. You are part of the quorum if you have voted by proxy or voting instruction card. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum.

The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

9.	WHAT IS THE REQUIRED VOTE FOR A PROPOSAL TO PASS?

The director nominees receiving the highest number of votes will be elected. Only votes “for” or “withheld” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining.

With respect to approval of the amendment to the Company’s 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder (Item B), the advisory vote to approve the compensation of the Company’s named officers (Item C), and the ratification of the selection of the independent auditors (Item D), stockholders may vote in favor of or against each of the proposals, or abstain from voting on any of the proposals. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the proposals. A stockholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against the proposal.

When a broker holding your shares in its name as a nominee does not have discretionary authority to vote your shares on a particular proposal and the broker does not receive voting instructions from you, your shares are referred to as “broker non-votes” with respect to that proposal. Under New York Stock Exchange rules, a broker holding your shares in its name as a nominee is not permitted to vote your shares in its discretion in the absence of voting instructions on the election of directors (Item A), approval of an amendment to the Company’s 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized thereunder (Item B), and the advisory vote to approve the compensation of the Company’s named officers (Item C), but is permitted to vote your shares in its discretion on the ratification of the selection of the independent auditors (Item D). Because the director nominees receiving the highest number of votes will be elected, a broker non-vote is the equivalent of a “withheld” vote in the election of directors (Item A). Broker non-votes are not considered “present” for purposes of Items B and C; accordingly, broker non-votes will have no effect on the voting results for those proposals.

10.	IS MY VOTE CONFIDENTIAL?

The Company maintains a policy of keeping stockholder votes confidential.

11.	CAN I, IN THE FUTURE, RECEIVE MY PROXY STATEMENT AND ANNUAL REPORT OVER THE INTERNET?

Stockholders can elect to view future Company proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you.

If you are a stockholder of record and you choose to vote over the Internet, you can choose to receive future annual reports and proxy statements electronically by following the prompt on the voting page when you vote using the Internet. If you hold your Company stock in “street name” (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions electronically that contain the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access www.bnymellon.com/shareowner/equityaccess and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

ATI CORPORATE GOVERNANCE AT A GLANCE

Presented below are some highlights of the ATI corporate governance program. You can find details about these and other corporate governance policies and practices in the following pages of the Proxy Statement and in the “Corporate Governance” section of the “About ATI” page of our web site at www.atimetals.com.

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The Board of Directors is comprised of ten directors—nine independent directors and Richard J. Harshman, who is Chairman, President and Chief Executive Officer. Mr. Harshman is the only ATI officer on the Board and is the only non-independent director. Under our Corporate Governance Guidelines, at least 75% of our directors must be independent.

•	The Board of Directors created the position of Lead Independent Director in September 2011. Diane C. Creel serves as the Lead Independent Director.

•	Independent directors meet in regularly scheduled executive sessions, led by the Lead Independent Director, without the presence of management.

•	Stockholders can communicate with the independent directors through the Lead Independent Director.

•	All of the standing committees of the Board of Directors are composed entirely of independent directors.

•	All standing committees have a written charter that is reviewed and reassessed annually and is posted on our web site.

•	Our Corporate Governance Guidelines are disclosed on our web site.

•	We have an annual self-evaluation process for the Board and each standing committee.

•	Our Board evaluates individual directors whose terms are nearing expiration but who may be proposed for re-election.

•	Our Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholder-recommended candidates will be evaluated on the same basis as other candidates.

•	The Chair of the Audit Committee has been designated as an “audit committee financial expert.”

•	The Company has determined to hold its “Say on Pay” advisory vote every year until the next stockholder vote on the frequency of such advisory vote.

•	Stockholders are asked to ratify the Audit Committee’s selection of independent auditors annually.

•	Our internal audit function reports directly to the Audit Committee.

•	Our Corporate Guidelines for Business Conduct and Ethics for directors, officers, and employees are disclosed on our web site.

•	We have stock ownership guidelines for executives and for directors.

•	We provide confidential stockholder voting.

•	Corporate governance and corporate responsibility are part of our sustainability policies and practices, and are discussed under the “Sustainability Report” section of our web site.

ITEM A – ELECTION OF DIRECTORS

The Board of Directors has nominated five directors for election. Diane C. Creel, John R. Pipski, James E. Rohr and Louis J. Thomas are standing for election to the Board as Class I directors for a three-year term expiring in 2015. Richard J. Harshman is standing for election as a Class II director for a one-year term expiring in 2013.

The nominees who receive the highest number of votes cast will be elected. If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares FOR the election of the five nominees named below unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Company has no reason to believe that any of the nominees for election named below will be unable to serve.

The Board of Directors determined that each of the nominees qualifies for election under the criteria for evaluation of directors described under “Identification and Evaluation of Candidates for Director”. The Board of Directors determined that each of Messrs. Pipski, Rohr and Thomas and Ms. Creel qualify as independent directors under applicable rules and regulations and the Company’s categorical Board independence standards. See information contained in the “Identification and Evaluation of Candidates for Director” and “Number and Independence of Directors” sections of this Proxy Statement.

All of our directors bring to our Board a wealth of leadership experience derived from their service in executive and managerial roles and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, and certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, are described in the following paragraphs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF THE FIVE DIRECTOR NOMINEES.

NOMINEE – CLASS II – TERM TO EXPIRE AT THE 2013 ANNUAL MEETING

Richard J. Harshman	Mr. Harshman became Chairman, President and Chief Executive Officer of ATI on
Age 55

May 1, 2011. Mr. Harshman was President and Chief Operating Officer beginning in August 2010. Previously, he served as Executive Vice President, Finance and Chief Financial Officer from 2003 to August 2010. Mr. Harshman was elected Senior Vice President, Finance and Chief Financial Officer in 2001. From 2000 to 2001 he was Vice President, Finance and Chief Financial Officer. Prior to that, he was Vice President, Investor Relations and Corporate Communications. Mr. Harshman joined the Company as a member of the Corporate Internal Audit Department in 1978, and has served in increasingly important roles at both the corporate and operating levels.

The Board believes that Mr. Harshman’s qualifications include his experience in senior leadership positions, his intimate knowledge of the industry and the Company’s business given his tenure with the Company, and his financial expertise. Furthermore, the Board believes that Mr. Harshman’s current position as the Company’s Chairman, President and Chief Executive Officer provide a unified vision for the Company.

NOMINEES – CLASS I – TERM TO EXPIRE AT THE 2015 ANNUAL MEETING

Diane C. Creel	Prior to her retirement in September 2008, Ms. Creel served as Chairman, Chief
Age 63

Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, beginning in 2003. Ecovation, Inc. became a subsidiary of Ecolab Inc. in February 2008. Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to 2003.

Ms. Creel has served on the ATI Board of Directors since 1996 and as Lead Independent Director since the position was established in September 2011. Ms. Creel is Chair of the Nominating and Governance Committee and a member of each of the Finance Committee and the Personnel and Compensation Committee. The Board believes that Ms. Creel’s qualifications include her experience as a chief executive officer of various companies and her entrepreneurial, management and technical experience.

Ms. Creel is also a member of the Boards of Directors of Goodrich Corporation (since 1997) and Enpro Industries, Inc. (since 2009). She has also served on the Boards of Directors of Foster Wheeler Ltd., until 2008, American Funds of Capital Research Management, until 2007, and Teledyne Technologies Incorporated, until 2005.

John R. Pipski	Mr. Pipski was a tax partner of Ernst & Young LLP, a public accounting firm,
Age 64

until his retirement in 2001. Since then, he has provided business advisory and financial and tax accounting services through his own firm.

Mr. Pipski joined the ATI Board of Directors in December 2011 and is a member of the Audit and Technology Committees. The Board believes that Mr. Pipski’s qualifications include his expertise in financial and tax accounting for public companies, including those in metals and mining, and his general business experience.

Mr. Pipski served on the Board of Directors of CNX Gas Corporation from 2005 to 2010 and as Chairman of the Audit Committee.

James E. Rohr	Mr. Rohr is Chairman and Chief Executive Officer of The PNC Financial Services
Age 63

Group, Inc., a diversified financial services organization. He served as President of The PNC Financial Services Group, Inc. from 1990 to 2002 and assumed the position of Chief Executive Officer in 2000. He was named Chairman in 2001.

Mr. Rohr has served on the ATI Board of Directors since 1996 and is Chair of the Personnel and Compensation Committee. The Board believes that Mr. Rohr’s qualifications include his significant leadership and management experience from his years of serving as a chief executive officer of a large, publicly-traded company and his expertise in capital markets and financial matters.

He has served on the Boards of Directors of The PNC Financial Services Group, Inc. since 1990, BlackRock Inc. (of which The PNC Financial Services Group, Inc. holds approximately a 21.7% economic interest) since 1999, and EQT Corporation (formerly Equitable Resources, Inc.) since 1996.

Louis J. Thomas	Mr. Thomas served as Director, District 4, United Steelworkers of America for the
Age 69

Northeastern United States and Puerto Rico, prior to his retirement in 2004.

Mr. Thomas was elected to the ATI Board of Directors in 2004 and is a member of the Audit and Technology Committees. The United Steelworkers (“USW”) initially proposed the nomination of Mr. Thomas in connection with the 2004 labor agreement with Allegheny Ludlum, an Allegheny Technologies company. At that time, the Company agreed that the International President of the USW may propose to the Company’s Chairman a nominee for director. The USW nominee is to be a prominent individual with experience in public service, labor, education or business who meets the antitrust and conflicts of interest screening required of all Company directors. Upon recommendation by the Nominating and Governance Committee and election to the Board by the stockholders, the USW nominee is expected to serve for a term as would any other director. The Board believes that Mr. Thomas’s qualifications include his broad experience with labor relations and the industrial and technical matters affecting our business.

Mr. Thomas served on the Board of Directors of Great Lakes Bancorp Inc., the holding company for Greater Buffalo Savings Bank, until 2006.

CONTINUING DIRECTORS — TERM TO EXPIRE AT THE 2013 ANNUAL MEETING (CLASS II)

Barbara S. Jeremiah	Prior to her retirement in January 2009, Ms. Jeremiah served as Executive Vice
Age 60

President of Alcoa, Inc., a leading aluminum producer, from 2002 until July 2008, when she also assumed the position of Chairman’s Counsel.

Ms. Jeremiah was elected to the ATI Board of Directors in October 2008 and currently serves on the Audit and Technology Committees. The Board believes that Ms. Jeremiah’s qualifications include her strong background in the metals industry and significant strategic development and international experience.

Ms. Jeremiah has served on the Boards of Directors of EQT Corporation (formerly Equitable Resources Inc.) since 2003, First Niagara Financial Group, Inc. since 2010, and Boart Longyear Limited since 2011.

John D. Turner	Mr. Turner served as Chairman and Chief Executive Officer of Copperweld
Age 66

Corporation, a manufacturer of tubular and bimetallic wire products, from 2001 until his retirement in 2003.

Mr. Turner joined the ATI Board of Directors in 2004. He currently serves as the Chair of the Technology Committee and is a member of the Audit and Finance Committees. The Board believes that Mr. Turner’s qualifications include his experience in executive oversight and senior leadership positions, background in the manufacturing sector, and familiarity with industrial and technical matters.

Mr. Turner has served on the Board of Directors of Matthews International Corporation since 1999 and as its Chairman since 2010. He also served on the Board of Directors of Duquesne Light Holdings Inc. until 2007.

CONTINUING DIRECTORS — TERM TO EXPIRE AT THE 2014 ANNUAL MEETING (CLASS III)

James C. Diggs	Prior to his retirement in July 2010, Mr. Diggs was Senior Vice President and
Age 63

General Counsel of PPG Industries, Inc., a producer of coatings, glass and chemicals, since 1997. He held the position of Secretary from 2004 to September 2009.

Mr. Diggs has served on the ATI Board of Directors since 2001. He is Chair of the Finance Committee and also serves on the Audit and the Nominating and Governance Committees. The Board believes that Mr. Diggs’s qualifications include his experience with industry and legal matters, his senior leadership at a global public company, and his experience with domestic and international operations.

Mr. Diggs also serves on the Board of Directors of Brandywine Realty Trust (since 2011).

J. Brett Harvey	Mr. Harvey has been Chief Executive Officer of CONSOL Energy Inc., a leading
Age 61

diversified fuel producer in the Eastern United States., since 1998. He was appointed Chairman of CONSOL Energy Inc. in June 2010 and also served as President until February 2011. Mr. Harvey was Chief Executive Officer of CNX Gas Corporation, a subsidiary of CONSOL Energy, Inc., from 2009 to 2010. Prior to 1998, he was President and Chief Executive Officer of PacifiCorp Energy Inc. and had served in several other management positions at PacifiCorp.

Mr. Harvey was elected to the ATI Board of Directors in December 2007 and currently serves on the Nominating and Governance Committee and the Personnel and Compensation Committee. The Board believes that Mr. Harvey’s qualifications include his significant oversight experience from serving as chief executive officer of public companies, his industry experience in the oil and gas market (a large end market for ATI), and his operational expertise.

In addition, Mr. Harvey has served on the Boards of Directors of CONSOL Energy Inc., since 1998, and Barrick Gold Corporation, since 2005. He also served on the Board of Directors of CNX Gas Corporation from 2005 to 2010 and as Chairman from 2009 to 2010.

Michael J. Joyce	Mr. Joyce served as New England Managing Partner of Deloitte and Touche USA
Age 70

LLP, a public accounting firm, prior to his retirement in 2004.

Mr. Joyce joined the ATI Board of Directors in 2004 and is Chair of the Audit Committee and a member of the Finance Committee. The Board believes that Mr. Joyce’s qualifications include his extensive knowledge of public accounting and financial matters for complex global organizations.

Mr. Joyce has served on the Board of Directors of Brandywine Realty Trust since 2004. He also served on the Boards of Directors of A.C. Moore Arts & Crafts, Inc. from 2004 until November 2011 and as Chairman beginning in 2006, and Heritage Property Investment Trust, Inc. until 2006.

OUR CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

ATI’s Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist the Board in the exercise of its duties and responsibilities to the Company. They reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management level with a view of achieving ATI’s strategic objectives. They are subject to modification by the Board from time to time. You can find the Company’s Corporate Governance Guidelines on our web site, www.atimetals.com, at “About ATI—Corporate Governance.”

NUMBER AND INDEPENDENCE OF DIRECTORS

The Board of Directors determines the number of directors. The Board currently consists of ten members: Richard J. Harshman (Chairman), Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, John R. Pipski, James E. Rohr, Louis J. Thomas and John D. Turner.

In accordance with the Corporate Governance Guidelines, at least 75% of the Company’s directors are, and at least a substantial majority of its directors will be, “independent” under the guidelines set forth in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s categorical Board independence standards, which are set forth in the Corporate Governance Guidelines. A director is “independent” only if the director is a non-management director and, in the Board’s judgment, does not have a material relationship with the Company or its management. The Board considers Richard J. Harshman, the current Chairman, President and Chief Executive Officer of the Company, to not be independent.

The Board, at its February 23, 2012 meeting, affirmatively determined that the remaining nine of the Company’s current directors, Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, John R. Pipski, James E. Rohr, Louis J. Thomas and John D. Turner, are independent in accordance with the foregoing standards. Eight of the Company’s directors have no relationships with the Company other than as directors and stockholders of the Company. One of the Company’s directors, James E. Rohr, is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. (“PNC”). The Company has a $400 million unsecured revolving credit facility with a syndicate of 10 financial institutions, including PNC Bank, National Association, a subsidiary of PNC, as lender and administrative agent. PNC Capital Markets LLC, an affiliate of PNC, served as lead arranger with respect to this facility. The Company pays fees to PNC Bank under the terms of this facility. The Company also invests in three money market funds managed by BlackRock, Inc. (“BlackRock”). PNC currently has an approximately 21.7% economic interest in BlackRock. During 2011, the Company paid fees to PNC and its affiliates representing a de minimis portion of both the Company’s revenues and PNC’s revenues, and therefore, all amounts were substantially less than the thresholds set forth in the NYSE’s listing standards which disqualify a director from being independent. Mr. Rohr’s compensation is not affected by the fees that the Company pays to PNC. The Board has determined that (A) the transactions between the Company and PNC (i) are commercial transactions carried out at arm’s length in the ordinary course of business, (ii) are not material to PNC or to Mr. Rohr, (iii) do not and would not potentially influence Mr. Rohr’s objectivity as a member of the Company’s Board of Directors in a manner that would have a meaningful impact on his ability to satisfy requisite fiduciary standards on behalf of the Company and its stockholders, and (iv) do not preclude a determination that Mr. Rohr’s relationship with the Company in his capacity as Chairman and Chief Executive Officer of PNC is immaterial, and (B) Mr. Rohr is an independent director under NYSE existing guidelines and the Company’s categorical Board independence standards.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”); specifically, Audit Committee members may not receive any compensation from the Company other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and the rules of the SEC.

BOARD LEADERSHIP

Under the Company’s Certificate of Incorporation, Amended and Restated Bylaws, and Corporate Governance Guidelines, the Board of Directors has the flexibility to determine whether it is in the best interests of the Company and its stockholders to separate or combine the roles of Chairman and Chief Executive Officer of the Company at any given time. Whenever a Chairman and/or Chief Executive Officer is appointed, the Board of Directors assesses whether the roles should be separated or combined based upon its evaluation of, among other things, the existing composition of the Board of Directors and the circumstances at the time. The Board has considered the roles and responsibilities of the Chairman and the Chief Executive Officer, and, while it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, it currently believes that the Company and its stockholders are best served by having Mr. Harshman serve concurrently as Chairman and Chief Executive Officer. The Board of Directors believes that Mr. Harshman’s service in both capacities promotes unified leadership and direction for the Company and allows for a single, clear focus on the efficient implementation of the Company’s strategies to maximize stockholder value. In addition, the Board of Directors believes that Mr. Harshman, serving in both capacities, has been an effective bridge between the Board and the Company’s management.

Ms. Creel, one of our independent Directors, has been elected to serve as the Company’s Lead Independent Director. The Lead Independent Director is the principal liaison between the independent Directors and the Chairman on Board-wide issues. The Lead Independent Director has the authority to preside at meetings of the Board in the absence of the Chairman, including executive sessions of the independent directors. The Lead Independent Director also has the authority to call meetings of the independent Directors when necessary and appropriate. Other responsibilities of the Lead Independent Director include (i) communicating with, and appropriately facilitating communication among, independent Directors between meetings, when appropriate; (ii) advising the Chairman regarding schedules, agendas and the quantity, quality and timeliness of information for Board and Committee meetings; (iii) serving as a contact for the Company’s stockholders wishing to communicate with the Board other than through the Chairman, when appropriate, and communicating with other external constituencies, as needed; (iv) advising and consulting with the Chairman on matters related to corporate governance and Board performance; and (v) generally serving as a resource for, and counsel to, the Chairman.

The Board of Directors believes that this leadership structure is appropriate for the Company and in the best interests of the Company’s stockholders at this time. Through governance features such as (i) the establishment of a Lead Independent Director position with the responsibilities described above; (ii) the appointment of only independent directors to the Company’s Audit Committee, Nominating and Governance Committee, and Personnel and Compensation Committee; and (iii) the regular use of executive sessions of the independent directors, the Board is able to maintain appropriate independent oversight of our business strategies and activities. These governance features have been effective in promoting a full and free discussion and analysis at the Board level of issues important to the Company. At the same time, the Board of Directors is able to take advantage of the blend of leadership, experience and extensive knowledge of the Company, our industry and the markets in which we compete that Mr.  Harshman brings to the combined roles of Chairman and Chief Executive Officer.

BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors as a whole actively oversees the risk management of the Company. Enterprise risks – the specific financial, operational, business and strategic risks that the Company faces, whether internal or external – are identified and prioritized by the Board and management together, and then each specific risk is assigned to the full Board or a Board committee for oversight. The Nominating and Governance Committee periodically evaluates whether the identified risks are assigned to the appropriate Board committee (or to the Board) for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee and the Finance Committee oversee management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw material availability. The

Nominating and Governance Committee manages the risks associated with governance issues, such as the independence of the Board, and the Personnel and Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation plans and policies and, in conjunction with the Board, key executive succession.

Management regularly reports to the Board or relevant Committee on actions that the Company is taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

DIRECTOR TERMS

The directors are divided into three classes and the directors in each class generally serve for a three-year term unless the director is unable to serve due to death, retirement or disability. The term of one class of directors expires each year at the annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors elected to the Board will stand for election by the stockholders at the next annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the following five standing committees: Audit Committee, Finance Committee, Nominating and Governance Committee, Personnel and Compensation Committee, and Technology Committee.

Only independent directors, as independence is determined by NYSE rules, are permitted to serve on the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. All of the standing committees of the Board of Directors are comprised of independent directors.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating and Governance Committee and the Personnel and Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each committee on our web site www.atimetals.com, at “About ATI—Corporate Governance—Committee Charters.”

AUDIT COMMITTEE

The current members of the Audit Committee are Michael J. Joyce (Chair), James C. Diggs, Barbara S. Jeremiah, John R. Pipski, Louis J. Thomas and John D. Turner. The Board of Directors has determined that these committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence. The Board of Directors has also determined that Michael J. Joyce meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Mr. Joyce has over 35 years of accounting, auditing and consulting experience, having most recently served as New England Managing Partner of Deloitte & Touche USA LLP prior to his retirement in May 2004.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee has the authority and responsibility for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors and the internal auditors have full access to the Committee and meet with the Committee with, and on a routine basis without, management being present.

The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction. For more information, see the “Certain Transactions” section of this Proxy Statement.

See also the Audit Committee Report in this Proxy Statement.

FINANCE COMMITTEE

The Finance Committee makes recommendations and provides guidance to the Board regarding major financial policies of the Company. It also serves as named fiduciary of the employee benefit plans maintained by the Company.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is responsible for overseeing corporate governance matters. It oversees the annual evaluation of the Company’s Board and its committees. It also recommends to the Board individuals to be nominated as directors, which process includes evaluation of new candidates as well as an individual evaluation of current directors who are being considered for re-election. In addition, this Committee is responsible for administering ATI’s director compensation program. The Nominating and Governance Committee also performs other duties as are described in the Corporate Governance Guidelines and in the Committee’s charter.

PERSONNEL AND COMPENSATION COMMITTEE

The Personnel and Compensation Committee, on behalf of the Board of Directors, establishes and annually reassesses the executive compensation program and the Company’s philosophy on executive compensation, which is more fully discussed in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement.

One of the duties of the Personnel and Compensation Committee is to oversee Chief Executive Officer (“CEO”) and other executive officer compensation. The Committee reviews and approves corporate goals and objectives relevant to CEO and other executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors) based on this evaluation. The Committee also reviews and approves non-CEO executive officer compensation, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans that require Board approval. In addition, the Personnel and Compensation Committee administers ATI’s incentive compensation plans. For other executives, the Committee reviews and approves recommendations from management within plan parameters. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Personnel and Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of the CEO or other executive compensation. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors. Each year, the Committee retains a compensation consultant and for 2011, retained Mercer (US), Inc. (“Mercer”), an outside compensation and executive benefits consulting firm. Please see the information under the “Compensation Consultant” caption of the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the role of the compensation consultant. The Committee has also retained external legal advisors.

Mercer and the Company’s legal advisors periodically attend meetings of the Committee. For portions of those meetings, the Chairman, President and Chief Executive Officer, the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, and the Vice President, Human Resources also attend and are given the opportunity to express their views on executive compensation to the Committee. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about executive officer compensation.

Each member of the Personnel and Compensation Committee is a “non-employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

See also the Compensation Committee Report in this Proxy Statement.

TECHNOLOGY COMMITTEE

The Technology Committee reviews changing technologies and evaluates how they affect the Company and its technical capabilities.

BOARD AND COMMITTEE MEMBERSHIP — DIRECTOR ATTENDANCE AT MEETINGS

During 2011, the Board of Directors held eight meetings. In 2011, all directors attended at least 75% of the total Board meetings and meetings of Board committees of which they were members, and average attendance at Board and committee meetings was approximately 99%.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). The Lead Independent Director presides over meetings of the independent directors.

A Board meeting is typically scheduled in conjunction with our annual meeting of stockholders and it is expected that our directors will attend absent good reason, such as a scheduling conflict. In 2011, all directors attended our annual meeting of stockholders.

The table below provides information with respect to current Board committee memberships of the non-employee directors. The table also sets forth the number of meetings held by each Board committee in 2011.

Director(1)	Audit	Finance	Nominating and Governance	Personnel and Compensation	Technology
D. C. Creel(2)		X	C	X
J. C. Diggs	X	C	X
J. B. Harvey			X	X
B. S. Jeremiah	X				X
M. J. Joyce	C	X
J. R. Pipski	X				X
J. E. Rohr				C
L. J. Thomas	X				X
J. D. Turner	X	X			C
Number of Meetings held in 2011	12	6	6	6	3

(1)	As Chairman, Mr. Harshman may attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Harshman present.

(2)	Ms. Creel serves as Lead Independent Director and presides over meetings of the independent directors.

C – Denotes Committee chair.

DIRECTOR COMPENSATION

The non-employee director compensation program consists of: an annual retainer fee comprised of a cash payment of $60,000 and restricted stock valued at $100,000; Committee chairperson cash retainer fee of a $10,000; $2,500 per day fee for attending Board meetings; and $1,500 for each committee meeting attended. The Company also pays for ATI orientation or training of Board members outside of Board and committee meetings and for the directors’ travel, lodging, meal and other expenses connected with their Board service. The Lead Independent Director receives an annual retainer fee of $10,000.

The non-employee directors of the Board earned the following in 2011:

Name(1)	Fees Earned Or Paid In Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
D. C. Creel	138,123	96,674	–	–	–	5,420	240,217
J. C. Diggs	144,000	96,674	–	–	–	5,420	246,094
J. B. Harvey	112,000	96,674	–	–	–	5,420	214,094
B. S. Jeremiah	117,500	96,674	–	–	–	5,573	219,747
M. J. Joyce	136,500	96,674	–	–	–	5,420	238,594
J. R. Pipski(2)	6,118	8,025	–	–	–	31	14,174
J. E. Rohr	111,500	96,354	–	–	–	5,420	213,594
L. J. Thomas	117,500	96,354	–	–	–	5,420	219,594
J. D. Turner	136,500	96,354	–	–	–	5,420	238,594

(1)

Richard J. Harshman, Chairman, President and Chief Executive Officer, does not receive any compensation for his service on the Board of Directors. All compensation paid to Mr. Harshman by the Company for his service as an executive officer is reflected under “Summary Compensation Table.”

(2)	Mr. Pipski joined the Board on December 9, 2011 and received pro-rated compensation for his service in 2011.

(3)

This column reflects annual retainer fees, including committee chair fees, and Board and committee meeting fees paid to the directors. Ms. Creel received pro-rated compensation for her service as Lead Independent Director in 2011.

(4)

This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the restricted stock awards granted to directors under the Company’s Non-Employee Director Restricted Stock Program. Shares vest on the third anniversary of the date of grant, or earlier upon retirement, death or change of control, and expense is recognized over the vesting period. A discussion of the relevant assumptions made in the valuations may be found in Note 12 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)

Amounts in the column include dividends paid on directors’ restricted stock. Grants of restricted stock to non-employee directors made after 2009 accumulate stock dividends during the restriction period, and directors are entitled to receive dividends paid on the restricted shares only when the restrictions lapse. Amounts also include a $1,000 charitable contribution made by the Company on behalf of each director that served for the full year.

The Board encourages directors to obtain a meaningful stock ownership interest in the Company. In December 2011, the Board revised the stock ownership guidelines applicable to all non-employee directors. Under the former guidelines, non-employee directors were expected to own shares of ATI common stock having a market value of at least three times the annual retainer amount within a reasonable time after December 31, 2008. The revised guidelines expect non-employee directors to own 10,000 shares of ATI common stock within five years of a director’s initial election to the Board. Furthermore, directors are required to retain one-third of any awarded stock until the guidelines are achieved. The guidelines were met as of December 31, 2011.

In December 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for

2004, which was $28,000, will be paid annually to the members of the Board as of December 31, 2004, following the termination of the director’s service as a Board member, for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

CORPORATE GUIDELINES FOR BUSINESS CONDUCT AND ETHICS

ATI has a code of ethics, which we refer to as the Corporate Guidelines for Business Conduct and Ethics (the “Guidelines”), that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and principal accounting officer. ATI has had a code of conduct for many years. We require all directors, officers and employees to adhere to these Guidelines in addressing legal and ethical issues encountered in their work. These Guidelines require that our directors, officers and employees avoid conflicts of interest, comply with all laws, conduct business in an honest and ethical manner, and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. These Guidelines include a financial code of ethics specifically for our Chief Executive Officer, our Chief Financial Officer, and all other financial officers and employees, which supplements the general principles set forth in the Guidelines and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Employees are required to certify that they have reviewed and understand the Guidelines. In addition, each year, all officers and managers are required to certify as to their compliance with the standards set forth in the Guidelines. Also, annually, we require all directors, officers and other employees to take an interactive online ethics course addressing the Guidelines. This course is part of the Company’s online ethics training program that is administered by a third party. In 2011, other online courses were administered addressing workplace respect and the Foreign Corrupt Practices Act.

The Company encourages employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communications between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth. Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Guidelines relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our web site at www.atimetals.com. To date, no such amendments have been made or waivers granted.

A copy of the Corporate Guidelines for Business Conduct and Ethics, which includes the financial code of ethics, is available on our web site, www.atimetals.com, at “About ATI—Code of Ethics”.

IDENTIFICATION AND EVALUATION OF CANDIDATES FOR DIRECTOR

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board. The Nominating and Governance Committee is comprised entirely of independent directors under the applicable rules and regulations of the New York Stock Exchange and Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available at the Company’s web site, www.atimetals.com at “About ATI—Corporate Governance”. Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. For information on how to submit a candidate for consideration, please see the caption “2013 Annual Meeting and Stockholder Proposals”.

Preliminary interviews of director candidates may be conducted by the Chair of the Nominating and Governance Committee or, at her request, any other member of the Committee or the Chairman of the Board. Background material pertaining to director candidates is distributed to the Committee for review.

Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and key senior management. The results of these interviews are considered by the Nominating and Governance Committee in its deliberations.

Though the Board does not have a formal policy regarding diversity, it is one of many criteria considered by the Board when evaluating candidates. Director candidates are generally selected on the basis of the following criteria: their business or professional experience, recognized achievement in their respective fields, integrity and judgment, ability to devote sufficient time to the affairs of the Company, the diversity of their backgrounds and the skills and experience that their membership adds to the overall competencies of the Board, and the needs of the Company from time to time. Nominees must also represent the interests of all stockholders. In accordance with the retirement policy for directors set forth in the Corporate Governance Guidelines, a person who is 72 years of age or older cannot be nominated to serve on the Board. Our practice has been that new directors added to the Board or to fill vacancies stand for re-election at the next annual meeting of stockholders.

In evaluating the needs of the Board, the Nominating and Governance Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the Chairman, President and Chief Executive Officer, and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Additionally, the Committee conducts individual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Mr. John R. Pipski, who joined the Board on December 9, 2011, was recommended for election to the Board by another non-employee director.

PROCESS FOR COMMUNICATIONS WITH DIRECTORS

We maintain a process for stockholders and interested parties to communicate with the Board of Directors, the Lead Independent Director, or any individual director. ATI stockholders or interested parties who want to communicate with the Board, the Lead Independent Director, or any individual director can write to:

Lead Independent Director

c/o Corporate Secretary

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

or call 1-877-787-9761 (toll free). Your letter or message should indicate whether you are an ATI stockholder. Depending on the subject matter, the Lead Independent Director and/or the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

2013 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received no later than November 26, 2012 for inclusion in the proxy statement and proxy card for that meeting. In addition, the Company’s certificate of incorporation provides that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. The notice must contain certain information, including information about the proposal and the interest, if any, of the stockholder who is making the proposal, as well as the name, address and share ownership of the stockholder giving notice.

Stockholders may nominate candidates for election to the Board by following the procedures described in ATI’s certificate of incorporation. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. The provisions of ATI’s certificate of incorporation generally require that written notice of a nomination be received by the Corporate Secretary, who will forward the information to the Nominating and Governance Committee for consideration. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving notice. For all such notices to be timely, the provisions of the Company’s certificate of incorporation generally require that notice be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting in the year 2013, we must receive this notice on or after February 10, 2013 and on or before February 25, 2013.

Stockholders may obtain a copy of the full text of the provisions of our certificate of incorporation by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479. A copy of our certificate of incorporation has been filed with the Securities and Exchange Commission and can be viewed on our web site, www.atimetals.com, at “About ATI—Corporate Governance.”

STOCK OWNERSHIP INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and statutory insiders and by persons who beneficially own more than ten percent of a registered class of the Company’s equity securities. Based upon a review of filings with the SEC and written representations, the Company believes that, in 2011, all such persons complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

FIVE PERCENT OWNERS OF COMMON STOCK

The entities listed in the following table are beneficial owners of five percent or more of Company Common Stock as of December 31, 2011, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	7,376,150	(1)	6.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,439,611	(2)	5.1%

(1)

Based on a Schedule 13G/A filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) made on February 1, 2012 by Capital Group International, Inc. (“CGII”), CGII had sole voting power with respect to an aggregate of 6,582,303 shares and sole dispositive power with respect to an aggregate of 7,316,150 shares at December 31, 2011. CGII’s beneficial ownership includes 6,173 shares issuable upon conversion of the Company’s 4.25% Convertible Senior Notes due 2014. CGII disclaims beneficial ownership of all shares.

(2)

Based on a Schedule 13G filing under the Exchange Act made on February 7, 2012 by The Vanguard Group, Inc. (“Vanguard”), Vanguard had sole voting and shared dispositive power with respect to 148,928 shares, and sole dispositive power with respect to 5,290,683 shares at December 31, 2011.

(3)	Percentages are based on shares of Company Common Stock outstanding as of March 1, 2012, as of which date there were 107,070,593 shares of Company Common Stock outstanding.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the shares of Common Stock reported to the Company as beneficially owned as of March 1, 2012 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table, and all for directors, nominees, officers and other statutory insiders as a group.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Diane C. Creel	21,821	*
James C. Diggs	10,661	*
Hunter R. Dalton	89,257	*
Terry L. Dunlap	128,246	*
Richard J. Harshman	265,278	*
J. Brett Harvey	11,123	*
L. Patrick Hassey	720,555	*
David M. Hogan	54,611	*
Barbara S. Jeremiah	12,004	*
Michael J. Joyce	12,590	*
John R. Pipski	1,374	*
Dale G. Reid	83,041	*
James E. Rohr	23,448	*
Louis J. Thomas	11,397	*
John D. Turner	18,558	*
Jon D. Walton	202,425	*
All directors, nominees, named officers and other statutory insiders as a group (18)	1,722,575	1.6%

*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.

(1)	For biographical information regarding the beneficial owners, please see pages 7-10, 21 and 32 of this Proxy Statement.

(2)

The table includes shares of restricted stock (with respect to directors), and performance/restricted stock under the Performance/Restricted Stock Program (with respect to officers and statutory insiders) in the following amounts: each of Ms. Creel, Ms. Jeremiah and Messrs. Diggs, Harvey, Joyce, Rohr, Thomas and Turner, 6,032; Mr. Pipski, 174; Mr. Harshman, 68,268; Mr. Reid, 23,143; Mr. Dalton, 25,433; Mr. Dunlap, 28,371; Mr. Hogan, 20,004; Mr. Hassey, 84,617; Mr. Walton, 24,873; and all directors, nominees, officers and other statutory insiders as a group, 300,290. The table includes shares held in the Company’s 401(k) plans for the accounts of Mr. Reid and other members of the group and shares held jointly with the named individuals’ spouses.

The table also includes the following shares with respect to which beneficial ownership is disclaimed: 25,687 shares owned by Mr. Harshman’s spouse; 282 shares owned by Mr. Reid’s spouse; 47,257 shares owned by Mr. Hassey’s spouse; and 45,599 shares owned by Mr. Walton’s spouse.

The table includes shares issuable pursuant to options that are currently exercisable or may become exercisable on or before April 30, 2012 in the following amounts: Mr. Harshman, 15,000; Mr. Joyce, 1,000; Mr. Rohr, 5,000; Mr. Thomas, 1,000; Mr. Turner, 3,000; and for all directors, nominees, officers and other statutory insiders as a group, 29,500.

(3)	As of March 1, 2012, there were 107,070,593 shares of Company Common Stock outstanding.

MEMBERS OF MANAGEMENT’S EXECUTIVE COMMITTEE

The following lists the members of management’s executive committee at December 31, 2011. For further information, see Item 1 captioned “Executive Management, Including Executive Officers under the Federal Securities Laws” of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

Richard J. Harshman, 55, is Chairman, President and Chief Executive Officer. Mr. Harshman’s biographical information can be found on page 7 of this Proxy Statement.

Dale G. Reid, 56, was named Executive Vice President, Finance and Chief Financial Officer on May 1, 2011. Previously, Mr. Reid served as Senior Vice President, Finance and Principal Financial Officer from August 2010 until May 2011. Mr. Reid is responsible for ATI’s strategic sourcing and information technologies shared services and the world-wide accounting, treasury, tax, and internal audit functions. Mr. Reid also chairs the corporate pension investment committee. Previously, he served as Vice President, Controller, Chief Accounting Officer, and Treasurer from December 2003 to August 2010.

Hunter R. Dalton, 57, became Executive Vice President, Long Products on May 1, 2011. He has served as President, ATI Allvac since April 2008. Previously, he served as Group President, ATI Long Products from October 2008 to May 2011. From November 2003 to April 2008, Mr. Dalton served as Senior Vice President of Sales and Marketing for ATI Allvac.

Terry L. Dunlap, 52, became Executive Vice President, Flat-Rolled Products on May 1, 2011. He has served as President, ATI Allegheny Ludlum since November 2002. Previously, he served as Group President, ATI Flat-Rolled Products from October 2008 to May 2011.

David M. Hogan, 65, became Executive Vice President, Engineered Products Segment on May 1, 2011. Previously, he served as Group President, Engineered Products from April 2007 to May 2011. Mr. Hogan also served as President of ATI Tungsten Materials from 1997 to June 2010.

John D. Sims, 52, became Executive Vice President, Primary Metals and Exotic Alloys on May 1, 2011. He has served as President, ATI Wah Chang since October 2008. Previously, Mr. Sims was Group President, ATI Primary Metals and Exotic Alloys beginning from February 2011 to May 2011. Mr. Sims advanced through a variety of positions with technical and operational responsibility since joining the Company in 1996.

Gary J. Vroman, 52, became Executive Vice President, High Performance Forgings and Castings in June 2011. Mr. Vroman has served as President, ATI Ladish since May 2011, upon ATI’s completion of the Ladish acquisition. Previously, Mr. Vroman was the President and Chief Executive Officer of Ladish Co., Inc.

Elliot S. Davis, 50, became Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary on May 1, 2011. Previously, Mr. Davis was Vice President and General Counsel from August 2010 to May 2011. Previously, he served as Assistant General Counsel since 2008 when he joined the Company. Mr. Davis had previously been a partner of K&L Gates LLP, where he practiced for nearly 20 years in their corporate, mergers and acquisitions and securities group.

Carl R. Moulton, 64, was named Senior Vice President, International on May 1, 2011. Previously, Mr. Moulton served as Vice President, International since March 2009. Prior to that, Mr. Moulton was President of Uniti LLC since its formation in 2003.

ITEM B — APPROVAL OF AMENDMENT TO 2007 INCENTIVE PLAN, AS AMENDED AND RESTATED

INTRODUCTION

The Company proposes to amend the 2007 Incentive Plan, as amended and restated, to increase the number of shares authorized for issuance thereunder from a total of 4.5 million to 7 million. The following is a summary of the 2007 Incentive Plan, as amended and restated (the “Plan”), including proposed Amendment No. 1 (the “Amendment”). A summary of the key provisions of the Plan is set forth below and qualified by reference to the complete text of the Plan, which is publicly available on www.sec.gov or by written request to the Company without charge. A copy of proposed Amendment No. 1 is set forth in Appendix A to this Proxy Statement.

PLAN HIGHLIGHTS

The Plan authorizes independent members of the Board of Directors or an authorized committee or subcommittee of independent members of the Board to make incentive awards, including stock-based awards, to Company employees, and stock-based awards to non-employee members of ATI’s Board of Directors. Some key features of the Plan are set forth below, and are more fully described under the caption “Summary of the Plan.”

•

Plan Limits. The Plan as amended authorizes an aggregate of 7 million shares for grant, subject to anti-dilution adjustments upon the occurrence of significant corporate events. No participant may receive stock options, stock appreciation rights (“SARs”) or other stock grants for more than 1 million shares or with a value of more than $15 million cash in any calendar year.

•

Plan Administration and Amendment. The Plan will continue to be administered by a committee comprised solely of independent directors. The Plan, as it applies to key officers and executives, will continue to be administered by the Personnel and Compensation Committee. The Plan, as it applies to non-employee directors, will continue to be administered by the Nominating and Governance Committee. Stockholder approval is required if the Plan is modified materially by increasing the benefits accrued to participants under the Plan, increasing the number of securities which may be issued under the Plan, modifying the requirements for participation in the Plan, or including a provision allowing the Board to lapse or waive restrictions at its discretion, or in other cases that require stockholder approval under the Internal Revenue Code (the “Code”) unless such compliance is no longer desired under the Code or necessary under any other applicable law or rule of any applicable listing exchange.

•

Minimum Vesting and Performance Periods. Any stock options and SARs that may be granted shall vest no sooner than over a three-year period. The Company has chosen not to grant stock options to employees or directors as a matter of policy, although the Committees retain discretion to do so. Restricted shares are subject to a minimum forfeiture period of three years. Any performance awards and certain other awards with performance features are subject to a performance period of no less than one calendar or fiscal year.

•

No Repricing or Discounted Awards. The Plan prohibits repricing of awards. In addition, no awards of stock options or SARs will be granted with an exercise price of less than fair market value of Company Common Stock on the date of grant. The Amendment prohibits various specific forms of option repricing.

•

No Liberal Share Counting. The Plan prohibits shares of Common Stock that are tendered in payment of the exercise price of an option, withheld to satisfy a tax withholding obligation, or repurchased by the Company with option proceeds from being used to increase the number of shares available for grant under the Plan, thereby preventing liberal share counting.

•

No Liberal Change in Control Feature. The Plan as amended provides that a change in control, as defined under the amended Plan, is deemed to occur upon the consummation of a specified merger, consolidation, reorganization, liquidation or sale transaction.

•	Dividends. Stock dividends are accumulated on grants of restricted stock and paid only at the time that the restrictions lapse.

•	Other Features. The Plan is designed to allow awards made under the Plan to qualify as performance-based compensation under Section 162(m) of the Code.

WHY THE BOARD OF DIRECTORS BELIEVES THAT YOU SHOULD VOTE TO APPROVE AMENDMENT NO. 1 TO THE 2007 INCENTIVE PLAN, AS AMENDED AND RESTATED

The Board of Directors recommends a vote in favor of approval of the Plan because it believes that it is in the best interests of the Company and its stockholders, principally for the following reasons:

•

Equity Compensation Awards are a Critical Recruitment and Retention Tool. The Company believes that its success and performance depends on its ability to attract, motivate and retain talented employees and directors. Equity awards under our long-term incentive compensation programs are a key component to maintaining a total compensation package that is competitive in the Company’s industry. A competitive compensation program is essential for attracting and retaining such employees, and equity compensation awards are an important and expected component of such program. Approval of the Plan with the increased authorized shares is critical because shares available under the existing plan are largely exhausted. The Company would be at a significant competitive disadvantage if it could not use Company stock-based awards to compensate employees.

•

Our Compensation Programs are Aligned with Stockholder Interests. We believe that equity compensation is, by its nature, performance-based compensation. Equity compensation has been an important component of total compensation at our Company for many years because it is an effective tool for getting managers and employees to think and act like stockholders. Equity compensation fosters an employee ownership culture and motivates employees to create stockholder value because the value employees realize from equity compensation is based on the Company’s stock performance. A significant portion of our compensation is performance-oriented and “at risk” for our key employees, with achievement tied to the Company’s performance. The Company has stock ownership guidelines for its executives and targets long-term incentive compensation at the midpoint of its peer group. Our equity compensation plans, which emphasize restricted stock and performance awards, are our principal means of aligning the interests of employees with those of stockholders. Equity compensation also promotes a focus on long-term value creation because equity compensation awards are subject to vesting and/or performance conditions, and generally provide the greatest value to employees when held over the long-term. The Amendment will allow us to maintain our means of aligning the interests of our employees with the interests of our stockholders.

•

Plan Approval Would Avoid Disruption in Compensation Programs. If the Plan is not approved by the stockholders, the Company will have only approximately 600,000 shares of Common Stock available for issuance to employees and directors. Therefore, to remain competitive without providing equity compensation, the Company would likely replace the components of the compensation package consisting of equity awards with cash or with other instruments that may not necessarily align employee interests with those of stockholders as well as equity awards would have done. In addition, replacing equity awards with cash will increase cash compensation expense and use cash and other resources that could be better utilized if reinvested in our business.

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The Company has Demonstrated Commitment to Sound Equity Compensation Practices and Pay-For-Performance. Our equity compensation practices are designed to be in line with peer group norms, and we believe that our historical share usage has been responsible and mindful of stockholder interests. In 2003, the Company ceased issuing stock options to employees and stopped issuing stock options to directors after May 2006. Moreover, as explained in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s long term compensation programs are tied to Company performance.

SUMMARY OF THE PLAN

PURPOSE OF THE PLAN

The purpose of the Plan is to motivate and reward key officers and executives who contribute to Company profitability and, in the case of stock-based awards, to give these individuals and members of the Board of Directors an ownership interest in the Company and a proprietary and vested interest in the Company’s growth and financial success. The Board believes that the Plan enhances the Company’s ability to attract and retain individuals with exceptional managerial, technical and professional skills upon whom, in large measure, the sustained growth and profitability of the Company depend.

COMPARISON WITH EXISTING PLAN

The Plan continues to provide that a variety of stock- and cash-based awards are available for grant under the Plan, including for the issuance of stock awards to members of ATI’s Board of Directors.

SHARES AUTHORIZED AND AWARD LIMITS

As amended, the Plan authorizes the issuance of up to a total of 7 million shares of Common Stock of the Company. The number of shares available for issuance under the Plan will be subject to anti-dilution adjustments upon the occurrence of significant corporate events.

The Plan also contains annual limits on awards to individual participants. In any calendar year, no participant may be granted stock options, stock appreciation rights or other stock grants with regard to more than 1 million shares of Common Stock and more than $15 million in cash.

ADMINISTRATION

The Personnel and Compensation Committee will continue to administer the Plan as it applies to key officers and executives, and the Nominating and Governance Committee will continue to administer the Plan as it applies to members of the Board of Directors. Each of the Personnel and Compensation Committee and the Nominating and Governance Committee, as applicable, is individually referred to as the “ATI Committee” and are collectively referred to as the “ATI Committees.” Members of the ATI Committees must be “non-employee directors” and “outside directors” to the extent required to meet applicable regulatory requirements. This means that they cannot be current or former Company officers or employees and may not receive compensation from the Company except in their capacity as directors. The independent members of the Board may assume responsibilities otherwise assigned to the ATI Committees and may amend, alter or discontinue the Plan at any time. However, none of these actions may impair a participant’s existing rights without the participant’s consent. Also, the independent Board members and the ATI Committees cannot amend the Plan without stockholder approval if the amendment would materially modify the Plan by increasing the benefits accrued to participants under the Plan, increasing the number of securities which may be issued under the Plan, modifying the requirements for participation in the Plan, or including a provision allowing the Board to lapse or waive restrictions at its discretion, or in other cases, if approval is required to qualify for or comply with applicable tax or regulatory requirements.

As the Plan applies to employees, the Personnel and Compensation Committee has the authority to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. As the Plan applies to non-employee directors, the Nominating and Governance Committee has the authority to determine the types of awards to be granted to directors and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. Each ATI Committee also has the authority to interpret the Plan, establish and modify administrative rules, impose conditions and restrictions on awards, determine whether a transition to consultant or non-employee director constitutes a retirement, and take such other action it considers necessary or appropriate.

ELIGIBILITY

All officers and key employees of the Company and its subsidiaries are eligible to be selected as participants. All non-employee members of the Board of Directors are eligible to receive stock awards under the Plan. The Personnel and Compensation Committee may also grant awards, other than incentive stock options, to non-employees who, in its judgment, render significant services to the Company or any of its subsidiaries. The Company currently has approximately 150 officers and key employees who participate in the Plan and nine non-employee directors who participate in the Plan. If the Plan had been amended as proposed above, all grants to the named officers would still have been made.

TERM

The Plan has an expiration date of May 1, 2017.

STOCK OPTIONS

The Personnel and Compensation Committee may grant incentive stock options under the Internal Revenue Code to employees and the ATI Committees may grant nonqualified options that do not qualify as incentive stock options to participants. The ATI Committees determine the option grant price and the term of the option, although the price must be equal to or greater than the fair market value of the Common Stock on the date of the grant, and the price and terms of incentive stock options must meet the requirements of the Internal Revenue Code. An option is exercisable at such times after the passage of three years after its grant as the ATI Committees determine.

The participant must pay the option exercise price in full on exercise. The participant may pay the price in cash, by surrendering shares of Common Stock with a value equal to the exercise price, or by a combination of cash, shares of Common Stock, or other consideration approved by the respective ATI Committee.

Options will terminate on the terms and conditions that the ATI Committee specifies in the award agreement, although the term cannot exceed ten years. Generally, when a participant’s employment terminates for any reason other than death or disability or retirement (as defined in the Plan), any stock options that were not then exercisable expire and options that were then exercisable expire 30 days after the date of termination. In general, when a participant’s employment terminates due to death, all outstanding stock options vest and are exercisable for twelve months from the date of death. In the case of disability or retirement, options continue to vest and are exercisable over their remaining term.

The ATI Committees may permit participants to transfer stock option awards to immediate family members or family trusts. Otherwise, stock option awards are not transferable during the participant’s lifetime.

The Company has chosen to not grant stock options as a matter of policy, and has not granted stock options to employees since 2003. Although the ATI Committees retain discretion to award options, there is no present intention to do so except in recruitment or retention situations.

STOCK APPRECIATION RIGHTS

A stock appreciation right entitles the holder to receive, upon exercise, the excess of the fair market value of the shares on the exercise date over the SAR exercise price. The ATI Committees may grant SAR awards as stand-alone awards or in combination with a related option award under the Plan. The terms and conditions that govern the related stock option generally govern SARs granted in combination with options.

The ATI Committee determines the exercise prices of SARs, which will not be less than the fair market value of the underlying stock on the date of the grant. Payment upon exercise of SARs will be in cash or Common Stock, as determined by the ATI Committee.

RESTRICTED SHARES

Restricted shares are shares issued with conditions or contingencies. Until the conditions or contingencies are satisfied or lapse, the restricted stock is subject to forfeiture. The ATI Committees establish the terms and conditions applicable to a restricted stock award. Under the terms of the Plan, a grant of restricted shares is subject to a minimum forfeiture period of at least three (3) years or, so long as vesting is based on performance criteria, at least one (1) year, unless the ATI Committee deems a shorter period is necessary for recruitment purposes. With respect to performance-based grants to covered employees

(generally, the named officers in the Summary Compensation Table of the Proxy Statement), performance targets will be specified levels of one or more of the performance goals specified in the Plan. See “Performance-Based Compensation” below.

A recipient of restricted shares has the right to vote the shares and to receive dividends on the shares once the shares are earned unless the ATI Committee determines otherwise. If an employee participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as the ATI Committee may authorize.

The ATI Committees, in their sole discretion, may waive all conditions or contingencies relating to a restricted share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant) and subject to such terms and conditions as it deems appropriate.

PERFORMANCE AWARDS

The ATI Committees may grant performance awards to participants on the terms and conditions specified by the ATI Committees. Under a performance award, a participant receives a payment from the Company based on the extent to which predetermined performance targets are achieved over a specified award period. Performance awards may be denominated and/or paid in cash, Common Stock or a combination of both, as determined by the ATI Committees.

The ATI Committees establish the duration of an award period and the performance targets. They also decide whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination.

In the case of awards to covered employees, the targets will generally consist of attaining specified levels of one or more of the performance goals specified in the Plan. See “Performance-Based Compensation” below. When circumstances occur which the ATI Committees determine to be extraordinary and to cause predetermined performance targets to be an inappropriate measure of achievement, the ATI Committees, in their discretion, may adjust the performance targets to the extent consistent with the provisions of the Internal Revenue Code relating to the deductibility of the award for federal income taxes.

Generally, a participant will forfeit all rights to a performance award if the participant terminates employment before the end of the award period, unless the Personnel and Compensation Committee determines otherwise. On retirement, if the Personnel and Compensation Committee determines that an award should be paid, or in the case of death or disability, the award will be pro-rated based on the number of months the participant was employed during the award period.

OTHER STOCK-BASED AWARDS

The ATI Committee may make other awards of stock purchase rights or cash awards, Common Stock awards or other types of awards that are valued in whole or in part by reference to the value of the Common Stock. The ATI Committee will determine the conditions and terms that apply to these awards.

SHORT-TERM CASH INCENTIVE AWARDS

The Personnel and Compensation Committee may make performance-based annual cash incentive awards to covered employees, as follows:

•	The class of persons covered consists of those senior executives who the ATI Committee determines to be subject to Section 162(m) of the Internal Revenue Code.

•	The targets for annual incentive payments to covered employees will consist only of specified levels of the performance goals specified in the Plan. See “Performance-Based Compensation” below.

•

In administering the incentive program and determining incentive awards, the Personnel and Compensation Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by the executive’s attainment of the performance goals under the applicable payment schedule. The Personnel and Compensation Committee will have the flexibility, in its discretion, to reduce this amount.

CHANGE IN CONTROL

In order to preserve the value of outstanding awards for participants in the event of a change in control of the Company, unless the ATI Committees determine otherwise at the time of the grant of a particular award, if a change in control of the Company occurs:

•	stock options and SARs immediately become exercisable;

•	the restrictions on all restricted shares lapse;

•	all performance awards become immediately payable; and

•	all other awards under the Plan vest and become nonforfeitable.

A change in control of the Company means any of the following events:

•	the acquisition of 25% or more of the Common Stock by a person or group, other than an acquisition approved by the Board of Directors;

•

a change in the composition of the Company’s Board of Directors such that the individuals who constitute the Board of Directors as of the effective date of the Plan no longer constitute at least two-thirds of the Company’s Board of Directors (unless the change is made by persons nominated by a Board at least two-thirds of whom were incumbent Board members);

•	consummation of certain mergers, reorganizations or consolidations; or

•	consummation of a complete liquidation or dissolution of the Company or a sale or other disposition of substantially all of the Company’s assets.

PERFORMANCE-BASED COMPENSATION

Section 162(m) of the Internal Revenue Code limits the amount of the deduction that a company may take on its U.S. federal tax return for compensation paid to any covered employees (the Code refers to the named officers in the Summary Compensation Table of the proxy statement as “covered employees”). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved by the stockholders. The Company believes that certain awards under the Plan will qualify as performance-based compensation, if stockholders approve the Plan and it is otherwise administered in compliance with Code Section 162(m).

The Plan contains a number of measurement criteria that the Personnel and Compensation Committee may use to determine whether and to what extent a covered employee has earned a restricted stock award, performance award, other stock-based award or a short-term cash award.

The measurement criteria that the Personnel and Compensation Committee may use to establish specific levels of performance goals include any one or a combination of the following: operating income, operating profit, income before taxes, net income, earnings per share, return on investment or working capital, return on stockholders’ equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), balanced scorecard, reductions in inventory, inventory turns and on-time delivery performance. The Personnel and Compensation Committee may set performance goals based on the achievement of specified levels of corporate-wide performance or performance of the Company subsidiary or business unit in which the participant works, safety measures, and other quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities. The Committee may make downward adjustments in the amounts payable under a performance-based compensation award, but it may not increase the award amounts or waive the achievement of a particular goal.

TAX ASPECTS OF THE PLAN

The grant of a nonqualified stock option or SAR under the Plan has no U.S. federal income tax consequences for the participant or the Company. Upon exercise of a stock option or SAR, the Company may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the stock option or SAR. The Personnel and Compensation Committee may permit participants to surrender Common Stock or have Common Stock withheld from the shares otherwise issuable in connection with the award to satisfy the required withholding tax obligation.

In the case of incentive stock options awarded to an employee, the participant does not recognize income on the grant or the exercise and the Company is not entitled to a deduction. However, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price is counted in determining the participant’s alternative minimum taxable income. When the participant disposes of the shares acquired on the exercise of an incentive stock option, the gain or loss recognized is treated as long-term capital gain or loss unless the disposition occurs within one year after the exercise or within two years after the grant of the incentive stock option; if the participant makes an earlier disposition of these shares, the participant may recognize ordinary income, to the extent the fair market value of the Common Stock on the date of exercise exceeds the exercise price (but not in excess of the amount the participant realizes in connection with the disposition) and the Company may take a deduction at the same time and for the same amount. The participant will also recognize capital gain, to the extent the amount realized on the sale of the Common Stock exceeds the participant’s basis in the Common Stock, which gain will be long-term or short-term, depending on how long the participant has held the Common Stock.

Regarding Plan awards (other than stock options or SARs) that are settled either in Common Stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the Common Stock or other property received. The Company may take a deduction for the same amount.

Regarding Plan awards (other than stock options or SARs) that are settled either in cash or in Common Stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the Common Stock or other property received (less any amount paid by the participant) when the Common Stock or other property first becomes transferable or not subject to substantial risk of forfeiture, whichever occurs first. The Company may take a deduction at the same time and for the same amount.

The Personnel and Compensation Committee has discretion as to any award under the Plan to grant a participant a separate cash amount at exercise, vesting or lapse of restrictions to meet mandatory tax withholding obligations or to reimburse for any individual taxes paid.

The deductibility under the Internal Revenue Code of compensation payable under the Plan to covered employees is subject to the requirements of Section 162(m). The Incentive Plan is intended, with the approval of stockholders, to meet such requirements to the extent the awards are performance-based.

RECENT SHARE PRICE

On March 13, 2012 (the record date for the Annual Meeting), the closing trading price on the New York Stock Exchange for Company Common Stock was $41.80 per share.

AWARDS TO EXECUTIVES

While the Personnel and Compensation Committee has established general guidelines with respect to its compensation programs for officers and key employees which are described in the Compensation Discussion and Analysis section of this Proxy Statement, the designation of specific participants and the amount of any other award that may be made under the Plan will be determined in the discretion of the Personnel and Compensation Committee, up to the limitations on individual awards set forth in the Plan.

VOTE REQUIRED FOR APPROVAL

Approval of the amendment of the Plan requires the affirmative vote of a majority of votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting, provided that the number of votes cast must constitute a majority of the votes entitled to be cast at the meeting. The Board has approved the Plan and believes it to be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR

THE APPROVAL OF

AMENDMENT NO. 1 TO THE 2007 INCENTIVE PLAN, AS AMENDED AND RESTATED

ITEM C — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material. In accordance with the voting results for the proposal considered at the Company’s 2011 Annual Meeting of Stockholders regarding the frequency of advisory votes to approve the compensation of the Company’s named officers, the Company has determined to hold an advisory vote to approve the compensation of the Company’s named officers every year until the next stockholder vote on the frequency of such advisory votes. A stockholder vote on the frequency of such advisory votes is required to be held at least once every six years.

Accordingly, we are asking our stockholders to provide advisory approval of the compensation of our named officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 32. While this vote is advisory, and not binding on our Company, it will provide information to our Personnel and Compensation Committee (the “Committee”) regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will consider when determining executive compensation for the remainder of 2012 and in future years.

Allegheny Technologies Incorporated’s business results improved in 2011 over 2010. Specifically, the Company achieved the following:

•	Sales increased 28% to $5.18 billion;

•	Income before taxes (“IBT”) increased 170% over 2010 to $339.4 million;

•	Net income increased over 180% over 2010 to $223.1 million;

•	Exceeded the target performance goals under the 2011 Annual Incentive Plan (“AIP”);

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Exceeded net income targets under the 2009-2011 Performance/Restricted Stock Program (“PRSP”) and the 2011 Performance Equity Payment Plan (“PEPP”), and the restricted stock awarded under those programs vested;

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Performed above the 75th percentile in terms of total shareholder return for the 2009-2011 performance measurement period, yielding a payment greater than target at 208%, under the 2009-2011 Total Shareholder Return Incentive Compensation Program (“TSRP”); and

•

Exceeded threshold cumulative IBT targets under the 2009-2011 Key Executive Performance Plan (“KEPP”) and payment was made at an achievement level of 2.36 times. The Committee determined that, although management substantially attained the specific operational goals set in 2009 under Level II of the 2009-2011 KEPP, no award would be paid under Level II of the plan.

The Company’s stockholder value creation over time is attributable to a rigorously-applied management process that is supported by the Committee and senior executives. The Company’s executive compensation program reinforces the management process, and the link between executive pay and Company performance. The Company’s compensation philosophy is to target compensation which is strongly aligned with the Company’s performance. More specifically, we target total compensation for the named officers at approximately the midpoint of peer group compensation, if actual Company performance is at the midpoint of actual peer group performance. Furthermore, the Company’s total executive compensation package is highly leveraged with a significant majority of the compensation package comprised of variable compensation elements, and actual payouts from these elements varying based on Company and business unit performance. Certain elements of the total compensation package for executives are designed to provide a balance between pay for performance and retention of high performing senior executive talent.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to provide compensation levels benchmarked to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to achieve business goals within their area of authority but without imprudent risk and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named officers.

The rigor in the development of our executive compensation program is evidenced by the following:

•	The Company’s executive compensation program provides a balance between fixed and variable compensation elements, cash and equity compensation, and short- and long-term incentives.

•	We provide a majority of executive compensation in performance-based incentives.

•

Annual incentives are driven primarily through financial metrics that are aligned with stockholder value creation. The AIP measures operating earnings achievements and operating cash flow achievements, which are key drivers of efficiency and overall profitability able to be delivered to stockholders.

•

Our long-term incentive plans place a significant emphasis on longer-term financial performance through the Performance/Restricted Stock Program and the Key Executive Performance Plan, as well as on total shareholder return through the Total Shareholder Return Incentive Compensation Program.

•	As detailed above, target compensation levels are aligned with market median levels for comparable companies, and are assessed regularly to ensure alignment.

•

Performance targets in the annual and long-term incentive plans are set at a challenging level and are determined based on a detailed analysis by the Committee of the Company’s historical performance relative to its business plan and its peer companies, the Company’s business plan for the forthcoming year, and financial performance expectations and projections with respect to the industries in which the Company operates.

•	The Committee ensures that actual payouts are calculated and paid based on the Company’s financial and operational performance.

•	The Committee believes the performance target-setting processes in our compensation plans were effective in enabling the programs to achieve their respective underlying purposes.

•	We conduct regular pay-for-performance analyses to ensure that our executive compensation program is providing the appropriate degree of alignment with performance outcomes.

•	Our incentive plan payouts to key executives are subject to clawback provisions.

•	The Company provides very limited perquisites and gross-ups to its executives.

•	Our executives have significant stock ownership and share retention guidelines that promote alignment with our stockholders.

The Committee continually reviews the compensation program for our named officers to ensure that it achieves the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange

Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Personnel and Compensation Committee or our Board of Directors. Our Board of Directors and our Personnel and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Personnel and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE

SECURITIES AND EXCHANGE COMMISSION, INCLUDING

THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses material information relating to our executive compensation plans for the following executive officers of the Company:

•	Richard J. Harshman, Chairman, President and Chief Executive Officer;

•	Dale G. Reid, Executive Vice President, Finance and Chief Financial Officer;

•	Hunter R. Dalton, Executive Vice President, Long Products and President, ATI Allvac;

•	Terry L. Dunlap, Executive Vice President, Flat-Rolled Products and President, ATI Allegheny Ludlum; and

•	David M. Hogan, Executive Vice President, Engineered Products Segment.

Messrs. Harshman, Reid, Dalton, Dunlap and Hogan are collectively referred to as the “named officers.” This section, as well as the Summary Compensation Table and related disclosures, also include compensation information for L. Patrick Hassey, former Chairman and Chief Executive Officer, and Jon D. Walton, former Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary, both of whom retired from the Company effective May 1, 2011.

2011 HIGHLIGHTS

LEADERSHIP AND GOVERNANCE CHANGES

The year 2011 was a transition year for ATI in which the Company experienced a change in the leadership of its senior management, with Rich Harshman being named to the position of Chairman, President and Chief Executive Officer on May 1, 2011 upon the retirement of Pat Hassey. There were also various other promotions of management personnel relating to the retirements of Messrs. Hassey and Walton.

In September 2011, the Board of Directors established the position of Lead Independent Director and appointed Diane C. Creel to serve in that role. The responsibilities of the Lead Independent Director include, among other things, presiding at executive sessions of the independent directors and serving as a point of contact for Company stockholders wishing to communicate with the Company’s independent directors.

2011 FINANCIAL HIGHLIGHTS

The Company’s performance improved in 2011 over 2010. Total Sales increased 28% over 2010 to $5.18 billion. Notably, with regard to the financial performance metrics relevant to performance goals under the KEPP and PRSP long-term incentive compensation plans:

Income before taxes (“IBT”) increased 170% over 2010 to $339.4 million	Net income increased over 180% over 2010 to $223.1 million

Please see the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission on February 27, 2012, for a complete discussion of the Company’s financial performance for the fiscal year ended December 31, 2011.

As a result of the Company’s strong performance in 2011, the Company exceeded the target performance goals under the Company’s executive compensation plans, as explained under “2011 Performance and Compensation.”

COMPENSATION HIGHLIGHTS/ PAY FOR PERFORMANCE

The Company’s compensation philosophy is that a substantial portion of the named officers’ compensation should be at risk, and that total compensation for the named officers should be at the approximate midpoint of peer group compensation, if actual Company performance is at the midpoint of actual peer group performance. In the 2009-2011 period, the Company’s total shareholder return performance was better than 76% of its peers.

Alignment of our executive compensation program with Company performance is evidenced by the following chart, which illustrates how our three-year total stockholder return aligns with the total compensation paid to our CEO during that time. Total stockholder return assumes that $100 was invested in ATI stock at December 31, 2008.

2011 SAY ON PAY VOTE AND CHANGES TO 2012 COMPENSATION PROGRAM

At the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), the Company’s stockholders approved the compensation of the Company’s named officers in the Company’s initial “Say on Pay” advisory vote. Following the 2011 Annual Meeting, the Personnel and Compensation Committee of the Board of Directors (the “Committee”), working with the Company’s senior management and the compensation consultant retained by the Committee, commenced a deliberate and comprehensive review of the Company’s executive compensation program and policies. Also since the 2011 Annual Meeting, senior management has engaged with various stockholders regarding the Company’s 2011 Say on Pay vote and the executive compensation program. The Committee considered the results of the 2011 Say on Pay vote in the context of our compensation philosophy, policies and plans, as well as related feedback, including feedback from institutional investors and the Committee’s advisors, in connection with that vote, as part of its review.

The Committee concluded that the Company’s executive compensation plans reward for Company performance, are effective in achieving the Company’s underlying compensation goals, and should continue in their basic tenets of tying compensation to the achievement of specific performance goals.

The Committee did, however, take the following actions on December 8, 2011 to further align our executive compensation program with the interests of our stockholders and market practices:

•

Terminated the Performance Equity Payment Plan (“PEPP”), effective December 31, 2011. The PEPP was a three-year program implemented for retention purposes for annual measurement periods in 2010, 2011, and 2012. As a result of this plan termination, no awards were made under the plan for 2012.

•

Reduced the maximum possible award payable under the Total Shareholder Return Incentive Compensation Program (“TSRP”) for maximum (at least 90th percentile) performance of the Company relative to its peer group to 200% of base salary from 300% of base salary for award periods beginning on or after January 1, 2012.

•	With regard to perquisites, the Company:

(i)	Eliminated personal use of corporate aircraft by employees without reimbursement to the Company. Mr. Harshman entered into an Aircraft Time Sharing Agreement with the Company effective January 1, 2012 for any personal use of corporate aircraft, pursuant to which the Company will be reimbursed at rates permitted under federal regulations;

(ii)	Discontinued payment of club dues; and

(iii)	Discontinued the tax reimbursement arrangements, or “gross-ups,” related to the payment of club dues.

There has been and will be no compensation to employees in connection with the elimination of these perquisites.

•	Revised the stock ownership guidelines applicable to executives effective January 1, 2012, which guidelines now apply deeper into the organization and contain a retention requirement.

In addition, our revisions to this Compensation Discussion and Analysis are intended to improve the explanation of the Company’s executive compensation program.

With the retirements of Messrs. Hassey and Walton, the Company no longer has employment agreements with its current executives.

GOVERNANCE HIGHLIGHTS

Our compensation program should be viewed in light of the Company’s overall corporate governance structure.

•	The Board is comprised of nine independent directors plus our Chairman, who is also the Company’s CEO.

•	The Board has a Lead Independent Director, as previously described. The duties and responsibilities of the Lead Independent Director are contained in the Company’s Corporate Governance Guidelines.

•	Each of the Board’s standing committees is fully comprised of independent directors.

•	The Company’s Corporate Governance Guidelines, which describe our corporate governance practices, are applicable to our Board of Directors and disclosed on our web site.

•	The Company’s Corporate Guidelines for Business Conduct and Ethics are applicable to all directors, officers and employees of the Company.

•	The non-employee directors are subject to stock ownership guidelines.

•	The Company’s attention to environmental, social and governance issues is described on our web site www.atimetals.com.

2011 PERFORMANCE AND COMPENSATION

In 2011, the Company achieved its financial performance targets under its executive compensation plans and, therefore, payments under those plans were warranted to named officers and other participating employees. In particular:

•	The Company exceeded the target performance goals under the 2011 Annual Incentive Plan (“AIP”).

•

The net income targets under the 2009-2011 Performance/Restricted Stock Program and the 2011 Performance Equity Payment Plan were exceeded, and the restricted stock awarded under those programs vested.

•

The Company’s relative total shareholder return for the 2009-2011 performance measurement period was above the 75th percentile, yielding a payment greater than target at 208%, under the 2009-2011 Total Shareholder Return Incentive Compensation Program.

•

The threshold cumulative IBT targets under the 2009-2011 Key Executive Performance Plan were exceeded and payment was made at an achievement level of 2.36 times. The Committee determined that, although management substantially attained the specific operational goals set in 2009 under Level II of the 2009-2011 KEPP, no award would be paid under Level II of the plan.

•	The Committee believes the performance target-setting processes for these compensation plans were effective in enabling the plans to achieve their respective underlying purposes.

The following table shows the payout level for each of the named officers with respect to earned compensation based on the Company’s 2011 performance. The table also shows that performance-based compensation was a substantial majority of the total compensation of the named officers in 2011.

Named Officer	2011 AIP (%)	2009-2011 PRSP (%)	2011 PEPP (%)		2009-2011 TSRP (%)	2009-2011 KEPP (Gradient Achievement/ Multiple of Base Salary)		Performance – Based Compensation as a Percentage of Total Compensation
Harshman	171.6	100	100		208	2.36		90	(3)
Reid	171.6	100	n/a	(2)	208	n/a	(2)	87
Dalton(1)	97.8 (65%) 171.6 (35%)	100	100		208	2.36		91
Dunlap(1)	149.6 (65%) 171.6 (35%)	100	100		208	2.36		91
Hogan(1)	185.0 (65%) 171.6 (35%)	100	100		208	2.36		91

(1)      The 2011 AIP awards of Messrs. Dalton, Dunlap and Hogan were based 65% on business unit performance (of ATI Allvac, ATI Allegheny Ludlum, and Engineered Products Segment, respectively) and 35% on the performance of the Company as a whole.

(2)      Mr. Reid did not participate in the 2011 PEPP or the 2009-2011 KEPP.

(3)      Mr. Harshman’s percentage is lower than other named officers’ due to the relative increase in his base salary on May 1, 2011 in connection with his promotion to Chairman, President and Chief Executive Officer from President and Chief Operating Officer.

Effective May 1, 2011, when Mr. Harshman was named Chairman, President and Chief Executive Officer, his base salary increased to $900,000 from $620,000. Also effective May 1, 2011, Mr. Reid was promoted to Executive Vice President, Finance and Chief Financial Officer, and his salary increased to $375,000 from $350,000. In addition, the base salaries of Messrs. Dalton, Dunlap and Hogan increased to $400,000, $425,000, and $302,000, respectively, from $350,200, $412,000 and $292,500, respectively, effective as of the same date, upon their promotions to Executive Vice President as a result of their increased responsibilities.

COMPENSATION SETTING PROCESS AND PHILOSOPHY

ROLE OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Committee is composed of three independent, non-employee directors. With regard to the named officers and other members of management’s executive committee, which is comprised of nine members of senior management including the CEO, the Committee has the sole responsibility to carry out the Company’s overarching policy of linking the executive compensation program to the interests of stockholders. The Committee also has the responsibility to outline the programs for management employees more broadly and to supervise management’s implementation of those programs to ensure a continuing source of leadership and succession planning for the Company.

COMPENSATION PHILOSOPHY – PAY FOR PERFORMANCE

The Committee’s approach to compensation has been to offer a package consisting of base salary that is competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. As described under the caption “Overall Design of the Compensation Program,” the Committee develops what it believes to be a prudent balance of annual and three-year programs using diverse criteria to discourage inappropriate risk. With respect to the named officers, the program consists of base salary, a potential annual performance-based cash bonus, and longer-term (generally three-year) performance-based cash and/or equity compensation plans. The Committee views the executive compensation program as a management tool that, through a stretch target setting process, encourages the management team to achieve or surpass the Company’s business objectives.

The Committee has determined that the executive compensation program should:

•

Pay competitively by setting overall target compensation, which is realized when performance targets are met, in line with target compensation at peer companies and other companies and industries with which the Company competes for managerial talent;

•

Provide performance-oriented incentive plans that are linked to the interests of stockholders by putting substantial portions of potential compensation at risk but also driving performance with opportunities for superior compensation for superior performance results;

•	Support the Company’s business strategy by tying performance goals to specific Company strategic objectives;

•	Be attractive for long-term careers with the Company by including appropriate retention features; and

•	Focus on long-term success by linking long-term performance plan measures to the Company’s long-term business plans and goals as concretely as possible.

Competitive Compensation

The Committee reviews with outside compensation and legal advisors Mercer (US), Inc. (“Mercer”) and K&L Gates LLP (“K&L Gates”), respectively, the compensation forms and practices at peer companies (i) with which the Company competes for talent and skill sets in the Company’s multiple locations and (ii) in our industry and serving our end markets. The Committee uses this information as input in establishing base compensation levels throughout management at the approximate mid-points of these groups. As described above, the incentive plans provide opportunities to earn additional amounts if performance goals are met or exceeded, but do not pay out if performance goals are not met.

Performance-Oriented and Linked to the Interests of Stockholders

The Committee believes that management employees should have significant portions of compensation at risk by linking compensation opportunities to the attainment of Company performance goals and strategic objectives, and that, the more senior the manager, the larger the percentage of compensation that, over time, should be at risk.

The Committee sets base salaries of the named officers at or below the midpoint of base salaries of comparable executives at peer companies. Incentive opportunities are generally set so that if target performance is achieved, realized compensation using fair market value of ATI stock on the date of grant, should be at the midpoint of the comparable group, and that total compensation should be less than the midpoint of the peer group if actual Company performance does not achieve target levels.

The array of goals and targets used across all management levels, which include both financial performance measures as well as pre-set goals within a particular participant’s area of responsibility, are designed to encourage a team-oriented approach to achieving Company profitability and strategic objectives and positioning the Company for the challenges of the future. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on the measures that particular managers can most directly influence. The Committee believes that the performance goals and targets will attract, challenge, and retain superior managers experienced in the Company’s businesses and direct their efforts toward achieving specific tasks that the Board and senior management determine to be necessary for profitable growth through business cycles.

The Committee has implemented its pay-for-performance philosophy by using performance metrics that are linked to the interests of stockholders, such as net income/earnings, income before taxes, stock price performance, and the completion of predetermined strategic objectives, as the principal goals for its performance-oriented compensation plans, particularly for the named officers. The Company’s business plans have focused on internal generation of the funds necessary for sustainable profitable growth and product and end market diversification. The Committee believes that focusing the compensation plans on net income/earnings, income before taxes, and stock performance directs management’s energies toward achieving those long term goals.

The Company also has stock ownership guidelines in place for its executives and directors, as discussed in the “Other Compensation Policies” section of this Proxy Statement.

To Attract and Retain Talent

The executive compensation program is designed to attract and retain a deep pool of managerial talent that shares the Company’s commitment to enhancing stockholder value in the short and longer terms. Base salaries are generally intended to be at the approximate mid-point of the peer group described below. In addition, the Company offers a number of competitive retirement plans which are described in more detail under the heading “Other Compensation Policies.”

COMPENSATION CONSULTANT

In 2011, the Committee retained Mercer, a nationally recognized executive compensation consultant, to serve as its independent outside compensation consultant. The Committee, under its charter, has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. The compensation consultant is retained by the Committee and is responsible only to the Committee. Implicit in the determination to retain a consultant is the Committee’s review of the appropriate qualifications of the consultant, including independence. The Committee assures itself as to the independence of the consultant and re-evaluates the consultant’s independence on an ongoing basis. The Committee may, at any time, contact the consultant without interaction from management.

Mercer and its affiliates have been retained by the Company to provide various services. The Company utilizes Marsh, Inc., a national insurance broker, for placement of the Company’s insurance policies and related consulting services. The Company uses Mercer affiliates for consulting services relating to health and benefits matters, consulting and actuarial services and studies relating to the Company’s defined benefit pension plan, and administrative services for the Company’s defined contribution plans and health benefit and defined benefit plans. Aggregate fees for these services for 2011 were approximately $9.19 million. Mercer and Marsh were selected to provide these other services in a competitive bidding process and their respective performance and competiveness is continuously monitored by the responsible officers of the Company in the ordinary course of business. The Committee played no role in reviewing or approving the other services provided by Mercer to the Company as these services were approved by management in the normal course of business. The Company and the Committee believe that, even though Mercer and its affiliates provide certain non-executive compensation consulting services, it does not affect Mercer’s ability to provide competent and independent advice relating to executive or director compensation matters. Total fees for consulting services relating to executive and director compensation were approximately $250,000 for 2011.

SETTING COMPENSATION LEVELS AND OPPORTUNITIES

Near the end of each year, the Board (including members of the Committee) reviews the Company’s annual and long-term business and strategic plans with senior management. At the Committee’s January meeting, following the Audit Committee’s review of the year-end performance results, the Personnel and Compensation Committee determines the payouts to be made under the compensation plans with performance measurement periods that concluded at the end of the previous year based upon the Committee’s assessment of the achievement of the predefined plan goals and objectives.

Generally, at the Committee’s February meeting, the Committee authorizes compensation plans for future periods and sets the specific performance goals under the executive compensation plans in light of the Board-approved business and strategic plans. The Committee considers which compensation plans, award levels and performance goals would optimize the achievement of the Company’s future business objectives without introducing systemic risk driven by the executive compensation program. The Committee solicits the views of its advisors as to whether the plans under consideration reflect and support achievement of the Company’s short-term and long-term business objectives and strategies. In addition, at that time, the Committee approves individual participation levels in the compensation plans for the CEO and members of management’s executive committee, and directs executive management to establish participation levels in the plans for other eligible employees who are not named officers consistent with guidelines given by the Committee. Generally, all prospective compensation opportunities under the long-term compensation plans are made at the Committee’s February meeting at which compensation programs are authorized for future periods, as discussed above.

When setting prospective compensation opportunities based upon future performance under the AIP and long-term incentive plans, the Committee looks to the prospective periods and does not take into account compensation earned in prior periods. Moreover, the Committee does not believe it to be in the best interests of the Company to reduce prospective compensation opportunities if excellent performance in past periods has produced maximum cash awards or has caused the value of equity awards to increase significantly from the value on date of grant. Similarly, prospective compensation opportunities are not increased if past periods produced lower than targeted realizations of cash or equity awards.

Throughout the target setting and progress monitoring meetings, the Committee provides Mercer and K&L Gates with the opportunity to discuss concepts with the Committee directly without management being present.

PEER GROUP COMPANIES AND BENCHMARKING

The Committee recognizes that there are no public companies that engage in the full range of the Company’s specialty metals production, fabrication, marketing and distribution. The Committee has selected the peer group companies listed below on the basis of relative similarity to one or more of the aspects of the Company’s businesses and the risk profiles typically assigned to those companies by the capital markets, rather than utilizing a peer group constructed from a single Global Industry Classification Standard (GICS). Using GICS methodology typically causes companies that are engaged in businesses not relevant or comparable to the Company, such as metals mining and flexible packaging manufacturing, to be compared to the Company’s business. Some of the companies in the selected peer group are more heavily involved in one aspect of the Company’s business than in others. For example, two members of the peer group are involved almost exclusively in the titanium business (and one more in fabrication than production) while others’ businesses are primarily focused on less specialized stainless steel production and distribution, and some others are focused more on sales rather than production or fabrication. The Company competes in more end markets than any one GICS classification embraces.

Furthermore, the companies in the selected peer group have similar business cycles to ATI, encountering the same challenges at the bottom of the business cycle and like underlying conditions at business cycle peaks. In contrast, the Committee believes that a number of businesses in a single GICS classification do not have the same cyclical characteristics.

Therefore, the Committee believes that the peer group the Company uses as a whole is representative of companies in the Company’s industries that serve similar markets and face similar business conditions.

The Committee also believes, in part based upon information provided by Mercer, that the peer group represents the Company’s competition for executive talent. Annually, the Committee reviews the peer group to ensure that the companies constituting the peer group remain relevant and provide meaningful comparisons for compensation and business purposes.

For 2011 (including the 2011-2013 performance period), the same peer group was used as in recent years, except with regard to acquired companies, and consisted of the following companies:

Company	Revenue $Millions	Total Assets $Millions	Market Capitalization (as of 12/31/11) $Millions	Product Similarity	End Market Similarity
AK Steel Holding Corporation	6,468	4,450	911	X	X
Alcoa Inc.	24,951	40,120	9,206		X
Carpenter Technology Corporation	1,675	1,992	2,275	X	X
Castle (AM) & Co.	1,132	822	218		X
Commercial Metals	7,918	3,683	1,598		X
Kennametal Inc.	2,403	2,754	2,899	X	X
Materion Corporation*	1,527	772	493		X
Nucor Corporation	20,024	14,570	12,532		X
Precision Castparts Corp.	6,220	8,956	23,761	X	X
Reliance Steel & Aluminum Co.	8,135	5,606	3,650		X
RTI International Metals, Inc.	530	2,133	701	X	X
Schnitzer Steel Industries, Inc.	3,459	1,890	1,153		X
Steel Dynamics, Inc.	7,998	5,979	2,876		X
Timken Co.	5,170	4,352	3,780		X
Titanium Metals Corporation	1,045	1,622	2,624	X	X
United States Steel Corporation	19,884	16,073	3,810		X
Universal Stainless & Alloy Products	253	366	255	X	X
Worthington Industries	2,443	1,667	1,129	X	X
25th Percentile	1,564	1,633	966
Median	4,315	3,219	2,450
75th Percentile	7,978	5,889	3,748
ATI	5,180	6,047	5,084

Source: Publicly available data. Data is based upon each company’s fiscal year end.

* formerly known as Brush Engineered Materials

Also refer to the “Cumulative Total Stockholder Return” graphs that illustrate the Company’s performance relative to the peer group and the S&P 500 Index over the past three and five years, as set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2011.

The Committee considers, with information provided by Mercer, the compensation practices across a broader group of manufacturing companies. The Committee uses the peer group as a reference in developing its executive compensation program and in determining the competitiveness of its executive compensation levels. The Committee also uses the broader manufacturing company practices as a check against the peer group information.

Inherent in this process is a review of the financial performance of such companies to determine the relative efficacy of their programs as compared to the Company’s goals and plans. The Committee considers the Company’s financial performance and other business information received in the course of their service on the Board of Directors. All of the foregoing information enables the Committee to evaluate the relative performance of the Company’s senior management team, individually and in the aggregate, and to make informed judgments concerning compensation plans and award opportunities.

The Committee believes that the process described above provides an important frame of reference for measurement and a perspective of competitive practices, but should not be the sole determinant of compensation practices at the Company. The Committee also takes into account the Company’s specific business plans, challenges, and opportunities in order to fashion a compensation program intended to incentivize employees to achieve the Company’s business plans while providing a basis to attract and retain key executives.

MONITORING OF PERFORMANCE AND PROGRESS THROUGHOUT THE YEAR

The Committee meets periodically during the year to monitor the Company’s performance as well as the individual performance of members of management’s executive committee. At these meetings, the Committee is provided with current financial data and with internal Company reports on key performance measures. The Committee uses this information (i) to assess management’s interim progress toward achieving the predetermined performance goals and the potential payouts under the various executive compensation plans, and (ii) to assist the Committee with its evaluation of whether the compensation plans continue to support and direct performance as required to achieve the Company’s business goals. Portions of these meetings are attended by members of management. The Committee also meets with its outside compensation and legal advisors, with and without the presence of management.

OVERALL DESIGN OF THE COMPENSATION PROGRAM

The Committee believes that it strikes an appropriate balance in the compensation of the named officers by having a substantial majority of the compensation be based on performance, with an appropriate balance of cash and stock compensation opportunities, and one year and long-term opportunities. The Committee believes that the balance between one year and long-term compensation achieves consistency in goal setting that considers both short term results and building a platform for longer-term profitable growth. The Committee also believes that the cash and equity compensation ratio, along with the stock ownership guidelines for executives, focuses management’s attention on the interests of stockholders. In addition, the Committee believes that the complementary but diverse goals, overlapping performance measurement periods, and balance of payment forms serve to substantially reduce the possibility that the compensation process could provide incentive to undertake imprudent risk.

ANNUAL	PROGRAM	PURPOSE	RELEVANT PERFORMANCE METRIC	DESCRIPTION
	Base Salary	To provide fair and competitive compensation for individual performance and level of responsibility of position held.	Individual performance	Fixed compensation component.
	Annual Incentive Plan (“AIP”)	To provide performance- based annual cash award for Company and business unit performance to motivate and reward key employees for achieving our short-term business objectives and drive performance.	Mix of metrics (see pie chart on page 44)	Variable compensation component. Performance-based award opportunity. Payout based on actual corporate and business unit performance.

LONG-TERM	Performance/Restricted Stock Program (“PRSP”)	To provide performance- and time -based equity compensation in the form of restricted stock to drive Company earnings and retain key managers.	Net Income

Variable compensation component and performance-based award opportunity.

Full award will vest after 3 years if performance targets are achieved; if not,  1/2 of award will forfeit and remaining  1/2 will vest 5 years from grant date.

	Total Shareholder Return Incentive Compensation Program (“TSRP”)	To provide performance-based equity compensation by focusing management directly on returns to stockholders.	Total shareholder return relative to an identified peer group of companies (see peer group on page 40)	Variable compensation component and performance-based award opportunity. Payout based on Company TSR relative to its peers over 3 year period.
	Key Executive Performance Plan (“KEPP”)	To provide performance-based cash compensation to the CEO and members of the Company’s executive management team to position the Company for long-term profitable growth through aggressive earnings targets and strategic goals.	Level I – Income Before Taxes Level II – Strategic Goals and Objectives

Variable compensation component and performance-based award opportunity.

•   Level I determined by achievement of IBT performance over a 3-year period.

•   Level II based on accomplishment of strategic goals and objectives.

The PEPP is not included in the above table because the plan was terminated effective December 31, 2011. The “Compensation Elements” section of this Compensation Discussion and Analysis describes the purpose, performance metrics, and other aspects of the PEPP.

The pie charts below show the mix of aggregate named officer compensation by type, form, and length, at target for 2011:

PAY FOR PERFORMANCE

The Committee believes that a significant portion of the named officers’ compensation should be performance-based and, therefore, at risk. The following bar chart illustrates that, in 2011, over 80% of the target compensation of each of our named officers was contingent upon the Company meeting certain performance goals more fully described below.

The PEPP was terminated effective December 31, 2011. Mr. Reid was not a participant in the 2011 PEPP.

INTERNAL PAY EQUITY

The Committee has been advised by Mercer regarding the relative compensation among the named officers, for whom the compensation levels generally reflect the job functions normally associated with a particular title and the degree of responsibility inherent in the operations supervised.

In setting compensation opportunities, the Committee considers the ratios of CEO compensation opportunities and the compensation opportunities of each of the other named officers. The ratio of the 2011 total compensation for Rich Harshman, Chairman, President and Chief Executive Officer, compared to the average of the compensation of the other named officers as reflected in the Total Realized Compensation Table, is 2.1. Recognizing the ultimate management responsibility of the CEO, base pay and compensation opportunities are significantly greater for the CEO than for the other named officers of the Company.

COMPENSATION ELEMENTS

The Company’s executive compensation program is diverse in the use of financial performance metrics. This diversity enables the Committee to measure success across many aspects of the Company, reduces systemic compensation risk, and aligns the Company’s compensation plans with stockholder interests.

Performance targets under each of the compensation plans become progressively more difficult to achieve, beginning with AIP, PRSP, TSRP and KEPP, because the number of participants in each respective plan becomes increasingly more select, with the participants being more senior in position and therefore, more able to influence the Company’s performance.

2011 ANNUAL INCENTIVE PLAN (“AIP”)

Overview. The AIP is an annual, performance-based cash incentive plan in which approximately 400 key employees (including the named officers) participate. Performance is measured based on a weighted formula that takes into account several different factors as measurable indices of performance, as indicated in the pie chart below. The diverse matrix of performance measures allows the Committee, for senior executives (including the named officers), and management, for other employees, to direct attention to the goals and achievements within each participant’s direct control. A prerequisite to any award under the AIP is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Performance Criteria. The performance goals for the 2011 AIP were set in February 2011 based on the Company’s business and operations plans for 2011. Corporate wide goals are established in a bottom-up process through which each business unit’s business plan and business conditions are separately reviewed in setting targets, as are the expectations for other performance factors at each business unit. The Committee recognized that opportunities for 2011 should allow for reasonable rewards for meeting, and larger amounts for exceeding, the performance goals that represented substantial challenges to AIP participants.

The Company performance goals for 2011 consisted of the following components, weighted as indicated:

Relative weight was assigned to reflect the interests of stockholders, with earnings receiving the largest weighting followed closely by internal cash generation. However, the day-to-day hallmarks of performance, including inventory turns, yield, avoidance of lost time injuries, degree of safety and environmental compliance, meeting delivery goals and absence of customer complaints, are included since these factors can give managers indicators of problems in a way to make timely corrections. In setting the goals for these day-to-day measures, the Committee looks to the prior year’s achievement and the planned activities.

Level of Difficulty. The Committee sets all AIP measures, including those relating to manufacturing improvements, safety and environmental compliance, and customer responsiveness, so that the relative difficulty of achieving the target level is consistent from year to year. The objective is to achieve target in any given year but to make it difficult to achieve the maximum payout. Over the past three years, the named officers received payouts above target in 2011 and 2010, and no AIP award in 2009 (with the exception of Mr. Reid).

Award Opportunities. The opportunities for the named officers under the AIP are granted at “threshold,” “target” and “maximum” levels expressed as a percentage of base salary. The Committee sets the potential award ranges as percentages of base salary (the “annual incentive percentage”) for each named officer using comparative market data provided by Mercer. The Committee did not increase the annual incentive percentages for Mr. Harshman in connection with his promotion to Chairman, President and Chief Executive Officer on May 1, 2011. The following table sets forth the annual incentive percentages for 2011 for each named officer:

	Annual Incentive Percentage
Named Officer	Below Threshold	Threshold	Target	Maximum
Harshman	0%	62.5%	125%	250%
Reid	0%	40%	80%	160%
Dalton	0%	40%	80%	160%
Dunlap	0%	40%	80%	160%
Hogan	0%	40%	80%	160%

To calculate a potential award amount, the target percentage of salary for each named officer is multiplied by a formula based on corporate performance and business unit performance (if applicable). For Messrs. Harshman and Reid, attainment of the performance goals for determining 2011 AIP awards was based on the performance of the Company as a whole. For each of Messrs. Dalton, Dunlap and Hogan, business unit performance (of ATI Allvac, ATI Allegheny Ludlum, and Engineered Products Segment, respectively) was also a factor in the determination of bonus payouts, weighted at 65%, with the remaining 35% based on the performance of the Company as a whole. The corporate bonus and business unit bonus formulas are illustrated below.

Corporate Bonus Formula

Business Unit Bonus Formula

2011 Achievement. For 2011, the threshold, target and maximum goals for the aggregate Operating Earnings Achievements and Operating Cash Flow Achievements, as defined, were as set forth below. The 2011 target level of Operating Earnings Achievements was set to be in line with the Company’s 2011 business plan. As illustrated below, the Company’s 2011 performance at the Corporate level exceeded the primary performance goals. Weighted achievements, and therefore payouts to the named officers, were above target.

	($ millions)
	Threshold	Target	Maximum	2011 Actual Performance
Operating Earnings Achievements	$158	$333	$503	$431
Operating Cash Flow Achievements (including capital expenditures)	$(75)	$(35)	$(15)	$30

Operating Earnings Achievements are derived from Income Before Taxes adjusted for incentive compensation, restructuring charges, and certain non-recurring items. Operating Cash Flow Achievements are derived from Operating Cash Flow net of capital expenditures and adjusted for pension contributions and certain non-recurring items.

Under the formulas for AIP, the Committee, with regard to the named officers and members of management’s executive committee (and executive management, with regard to other participants) may assess qualitative performance factors in addition to the financial criteria described above and, based on the qualitative assessment of an individual’s performance, may increase or decrease an individual’s award by up to 20%. Based on individual performance, the Committee adjusted the named officers’ 2011 awards upwards by the following percentages: Mr. Harshman, 13.96%; Mr. Reid, 6.84%; Mr. Dalton, 20%; Mr. Dunlap, 2.84%; and Mr. Hogan, 9.04%. In addition, Mr. Harshman’s 2011 AIP award was approved by the Board of Directors. These amounts are considered to be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee did not adjust any payouts from those determined under the AIP formulas in 2011.

PERFORMANCE/RESTRICTED STOCK PROGRAM (“PRSP”)

Overview. Under the PRSP, shares of performance/restricted stock are awarded to participants at the beginning of a three-year performance measurement period. The PRSP is primarily designed to drive Company earnings and retain key managers. Approximately 100 key managers participate in this plan (including the named officers). One-half of the award under the PRSP has a performance-based vesting feature and the other half has both performance-based and time vesting components, as more fully described below. The time-based vesting retention feature is a means to retain those who represent the talent pool for future management. The performance goals in this plan are established with a primary objective of being realistically achievable in the applicable three-year period in order to fulfill the purpose of the plan to incentivize and retain key managers.

Performance Criteria. The PRSP uses an aggregate net income target that reflects the Company’s baseline expectations for earnings under the three-year business plan. In February 2011, the Committee set the following performance goal for 2011-2013 performance measurement period:

•

Performance Feature: One-half of the stock-based award granted will vest, if at all, only upon the Company’s achievement of at least an aggregate of $300 million in net income (determined in accordance with U.S. generally accepted accounting principles) for the period of January 1, 2011 through and including December 31, 2013. If the net income target is not reached or exceeded on or before December 31, 2013, or if the individual leaves the employ of the Company for a reason other than retirement, death or disability before that date, this one-half of the award will be forfeited. Conversely, if the net income target is reached or exceeded on or before December 31, 2013, the vesting of the remaining one-half of the award (described below) will accelerate so that 100% of the award is payable at the end of the third year.

•

Time-Based and Performance Feature: The other one-half of the stock-based award is traditional restricted stock but also has a performance element. This one-half of each award will vest upon the earlier of (i) five years from the date of grant, or February 25, 2016 if the participant is still an employee of the Company on that date (or if the participant has retired, died or become disabled), or (ii) December 31, 2013, if the net income performance criteria is attained for the January 1, 2011 through December 31, 2013 period.

Award Opportunities. The number of shares of an individual’s performance/restricted stock award is calculated as a percentage of base salary, or incentive percentage, on the date of grant, then divided by the average of the high and the low trading prices of ATI’s common stock on the New York Stock Exchange on the date of grant. The Committee sets the following incentive percentages for each named officer using comparative market data provided by Mercer. The “threshold” indicated below is the minimum amount, expressed as a percentage of base salary, that can be earned under the PRSP for the 2011-2013 performance measurement period and would be earned if only the time-based portion of the award vested. The “target” is also the maximum amount, expressed as a percentage of base salary, that can be earned if the performance goals are met in the three year performance measurement period and both portions of the award vest at that time. The Committee did not increase the incentive percentages for Mr. Harshman in connection with his promotion to Chairman, President and Chief Executive Officer on May 1, 2011.

	Incentive Percentage		Number of Restricted Shares
Named Officer	Threshold/ Minimum	Target/ Maximum	Threshold/ Minimum	Target/ Maximum
Harshman	85%	170%	8,177	16,354
Reid	50%	100%	2,716	5,431
Dalton	50%	100%	2,717	5,434
Dunlap	50%	100%	3,197	6,393
Hogan	50%	100%	2,270	4,539

The number of shares of performance/restricted stock awarded to each named officer is calculated by using the following formula:

Dividends declared on the Company’s common stock are accumulated and paid in stock to the holders of performance/restricted stock when and if the restrictions lapse on the shares.

2009-2011 Performance. The PRSP implemented in 2009 had a performance goal of aggregate net income of $300 million over the 2009-2011 performance measurement period. Based on the Company’s actual aggregate net income of $339.8 million over that time, both portions of the performance/restricted stock awards granted in 2009 vested as of January 2012.

TOTAL SHAREHOLDER RETURN INCENTIVE COMPENSATION PROGRAM (“TSRP”)

Overview. The TSRP is an equity-based incentive plan in which awards are denominated in shares of ATI common stock. Under the TSRP, participants have an opportunity to earn a number of shares based on the Company’s total stockholder return (change in stock price plus dividends paid, or “TSR”) over a three-year performance measurement period, compared to the TSR of a peer group of companies approved by the Committee for the same performance measurement period. The target number of shares (the “Opportunity Shares”) is determined at the start of the three-year performance measurement period using a per share value equal to the average of the high and low trading prices over the 30 trading days immediately preceding the first day of the performance measurement period. The number of shares, if any, received by the participants at the end of the period is determined by the Company’s TSR over the period relative to the TSR of the peer group. The purpose of this program is to focus management directly on returns to stockholders. Approximately 50 key executives (including the named officers) participate in this plan.

Performance Criteria. The Committee established a new TSRP performance measurement period starting on January 1, 2011 and ending on December 31, 2013. Under the terms of the TSRP, the Committee selected the eligible participants, established the Opportunity Shares for each participant, and constructed the peer group of companies for that performance measurement period.

Award Opportunities. At the end a three year performance measurement period, participants can earn percentages of their respective Opportunity Shares that vary depending on the percentile rank of the Company’s TSR for the performance measurement period as compared to the TSR of the peer group for the same period. Interpolation is made between these points on a straight line basis.

For the 2011-2013 performance measurement period, the named officers can earn from 50% of their Opportunity Shares for Company performance at “threshold” (25th percentile), to 100% of their Opportunity Shares for Company performance at “target” (50th percentile), to a “maximum” of 300% of their Opportunity Shares for performance at the 90th percentile or above. Company performance below the 25th percentile results in participants receiving no shares for the performance measurement period.

For TSRP award periods beginning on or after January 1, 2012, the Committee reduced the maximum award payable for maximum TSR performance of the Company relative to its peer group (performance at the 90th percentile or above) to 200% of the Opportunity Shares from 300% of the Opportunity Shares, which was applicable to prior TSRP award periods.

For the 2011-2013 performance measurement period, an individual’s Opportunity Shares were calculated by dividing a predetermined target percentage of an individual’s base salary for 2011 by the average high and low trading prices of a share of Company Common Stock for the 30 trading days preceding January 1, 2011, or $53.96.

The table below sets forth the percentage of each named officer’s base salary, or incentive percentage, used to determine the number of shares to be awarded at various TSR percentiles for the 2011-2013 performance measurement period, also shown. The Committee set the incentive percentages for each named officer using comparative market data provided by Mercer. The Committee did not increase the incentive percentages for Mr. Harshman in connection with his promotion to Chairman, President and Chief Executive Officer on May 1, 2011.

Named Officer	Incentive Percentage	Number of Opportunity Shares
		Minimum (0%)	Threshold (50%)	Target (100%)	Maximum (300%)
Harshman	170%	0	9,767	19,533	58,599
Reid	100%	0	3,243	6,486	19,458
Dalton	100%	0	3,245	6,490	19,470
Dunlap	100%	0	3,818	7,635	22,905
Hogan	100%	0	2,711	5,421	16,263

Opportunity Shares, if any, are issued to the participants after the end of the performance measurement period once the Company’s relative TSR for the period has been determined. The dollar value of any Opportunity Shares received may exceed the dollar value of the Opportunity Shares at the time of the grant because a focus of the TSRP is to increase returns to stockholders, and performance above the target level may contribute to a higher trading price of the common stock used to calculate the awards. Similarly, depending on the Company’s performance, the value of Opportunity Shares ultimately received may be less than the dollar value of the shares when granted.

2009-2011 Performance. The Company’s relative TSR for the 2009-2011 performance measurement period was at the 76.19 percentile, yielding a payments of Opportunity Shares greater than target at 208%.

KEY EXECUTIVE PERFORMANCE PLAN (“KEPP”)

Overview. The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only members of management’s executive committee are eligible to participate in this plan. The overall objective of the KEPP is to position the Company for long-term, profitable growth as a result of the achievement of defined financial and strategic goals. For purposes of the compensation tables, three KEPP performance measurement periods are applicable: 2009-2011, 2010-2012, and 2011-2013.

Performance Criteria Generally. As described below, cash targets under the KEPP are based on two levels — Level I and Level II. Level I targets IBT achievement over a three-year period. The focus of Level I is on Company earnings because this measure generates the resources for the Company to create and sustain stockholder value. Level II awards are based on the accomplishment of specific, operational team-oriented strategic objectives keyed to positioning the Company for future opportunities, and are subject to the negative discretion of the Committee. No payments are permitted under Level II if Level I achievements are at or above the maximum.

The strategic objectives of the KEPP plans for the 2009-2011, 2010-2012, 2011-2013 and 2012-2014 performance measurement periods generally focus on qualifying the newly constructed capital investments for specific, high performance applications, product development and qualification, and market penetration.

KEPP Level I.

Performance Criteria. Level I consists of predetermined levels of aggregate IBT for the applicable performance measurement period. Level I incentive awards increase on a graduated scale as aggregate IBT increases through the specified gradients to a maximum level of aggregate IBT at the highest of the ten gradients. The Committee sets the IBT gradients at levels it believes drive year-over-year earnings growth for the Company, recognizing the inherently cyclical nature of the Company’s business. The Committee intends for the IBT levels for this plan to be increasingly challenging as achievement levels move from the first performance gradient (threshold) to the tenth performance gradient (maximum).

Award Opportunities. For KEPP participants, Level I target (threshold) awards are set at one times base salary and achievement of each gradient of IBT above target increases potential awards by one times base salary, to a maximum of ten times base salary (maximum).

Opportunities under KEPP Level I are scaled so that the aggregate compensation of participants will be at or below median of the peer group if performance is less than the threshold level of payment, but will result in aggregate compensation to KEPP participants at or above the 90th percentile of the peer group if performance is at the maximum pre-set gradient. Threshold and subsequent gradients are intended to be substantial challenges to participants. No additional amount is paid for IBT performance above the highest gradient.

Once the Company’s actual IBT achievement for the applicable performance measurement period is determined, the corresponding IBT gradient level is ascertained. Level I payments for each participant in KEPP are the multiple of an individual’s base pay in effect at the beginning of the three-year performance measurement period that corresponds to the actual IBT gradient achieved during the three-year performance measurement period.

KEPP Level II. The purpose of Level II is to direct the management team to focus on specific strategic objectives that, if achieved, are expected to result in outstanding earnings in the future, including over the three-year period. Level II permits KEPP participants to be rewarded for achieving the pre-set operational goals even though the benefits in earnings under Level I have been delayed because certain goals under Level II, by their nature, require more than one year to implement and perhaps several years for it to be determined whether those goals were achieved.

The specific strategic actions under Level II are proprietary, but in the past have included construction and qualification of capital investments, strategic financial transactions, business development objectives, and other team-oriented tasks key to the Company’s long term business plan and designed to position the Company to succeed in cyclical markets over the long-term. Therefore, the Level II bonus pool increases at the same graduated scale used for Level I for the first five gradients of aggregate IBT, and thereafter, the Level II bonus pool decreases on a graduated scale as aggregate IBT increases through the gradients, so that no bonus pool under Level II is available at the highest gradient of aggregate IBT. For measurement periods beginning in 2011 and after, the Committee amended the KEPP Level II provisions so that the Level II bonus pool, if any, is determined based on the relative degree that the specific strategic actions are achieved. The Committee may exercise negative discretion to reduce awards otherwise earned under Level II based on the Committee’s evaluation of the extent to which the designated key operational objectives are achieved, or based on the aggregate compensation to KEPP participants relative to the selected peer group.

The table below illustrates the potential payouts under Level I and Level II of the 2011-2013 KEPP at varying levels of achievement, assuming $100,000 in base salary.

KEPP Gradients. For the 2009-2011 KEPP performance measurement period, an aggregate of $375 million in IBT was required at threshold in Level I, and each of the successive nine gradients requires an additional $115 million in aggregate IBT, to a maximum of $1.41 billion at the tenth gradient. No additional amount is paid for achieving IBT above the highest gradient.

Due to the difficult and uncertain economic circumstances existing at the beginning of 2010, for the 2010-2012 KEPP performance measurement period, an aggregate of $300 million in IBT was established as the Level I target, and each of the successive nine gradients requires an additional $75 million in aggregate IBT, to a maximum of $975 million at the tenth gradient. No additional amount is paid for achieving IBT above the highest gradient.

For the 2011-2013 KEPP performance measurement period, based on the views of improved economic circumstances and optimism regarding the business cycle at the time the program was implemented in February 2011, the Level I threshold performance target was set substantially higher at an aggregate of $900 million in IBT, and each of the successive nine gradients requires an additional $100 million in IBT, to a maximum of $1.8 billion at the tenth gradient. No additional amount is paid for achieving IBT above the highest gradient.

2012-2014 KEPP. For each KEPP performance measurement period prior to 2012, each gradient between threshold and maximum was uniform, representing an equal amount of IBT. For the 2012-2014 KEPP, the Committee chose to use non-uniform and increasing amounts of IBT that require larger increases in IBT to attain the fifth through seventh gradients, and even larger increases to IBT to attain the eighth through tenth (maximum) gradients.

The chart below illustrates the scope of the IBT performance gradients used for the 2009-2011, 2010-2012, 2011-2013 and 2012-2014 KEPP plans, as described.

Banking Feature. The KEPP has a banking feature whereby, if the actual achievement for any one or more years in the performance measurement period exceeds the threshold IBT pro-rated for that year, a KEPP payment may be reserved until the end of the performance measurement period. All banked amounts under the KEPP are not payable until the completion of the applicable performance measurement period and are subject to forfeiture prior to the end of the period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the year(s) earned.

The table below shows the gradients at which amounts banked under the KEPP plans for performance periods 2009-2011, 2010-2012, and 2011-2013 as a result of Company IBT achievement in the relevant year.

Year	KEPP Gradient Achievement
	2009-2011	2010-2012	2011-2013
2009	0	—	—
2010	0	0.67 X *	—
2011	2.36X (payout level)	3.3 X*	0.73 X*

*	Gradient achievement under the single year banking feature.

2009-2011 Performance. Due to the difficult economic circumstances in 2009 and 2010 and the relatively aggressive targets under the 2009-2011 KEPP, no amount was banked for any participant for 2009 or 2010 performance for the 2009-2011 performance measurement period, despite substantial achievement of the strategic actions in Level II. Based on Company performance in 2011, amounts were earned under the 2009-2011 KEPP and were banked for the year under 2010-2012 and 2011-2013 KEPP plans. For the recently completed 2009-2011 KEPP performance measurement period, the payout was based on achievement at the level of 2.36 X based on aggregate IBT of $530 million achieved during the performance measurement period. Amounts paid under the 2009-2011 KEPP in 2011 were as a result of achievement under Level I; no amounts were paid under Level II.

PERFORMANCE EQUITY PAYMENT PLAN (“PEPP”)

Overview. The PEPP was a one-time, non-recurring, retention-oriented compensation plan implemented by the Committee in 2010 for three annual measurement periods of 2010, 2011 and 2012.

On December 8, 2011, the Committee chose to not grant awards for the 2012 performance measurement period and terminated the PEPP effective December 31, 2011. The Committee determined that the retention goals upon which the PEPP was implemented had been achieved.

Under the PEPP, awards were made at the beginning of the annual measurement period in the form of restricted stock, or half in restricted stock and half in cash to Messrs. Hassey and Walton, that would be earned, if at all, at the end of the year based on actual earnings goals set when the program was implemented. Grants were made for the 2010 and 2011 calendar years. Mr. Reid did not participate in the PEPP.

Performance Criteria. Performance criteria were determined for each calendar year measurement period. The performance goal for 2011 of $50 million in IBT was set when the program was implemented in December 2009.

Award Opportunities. Award opportunities were in an amount equal to one year’s base salary of the participant for all participants other than Mr. Hassey, whose award opportunity equaled two times his base salary.

Level of Difficulty. The earnings levels were set so that the participant would be challenged to achieve the then current earnings goals.

2011 Achievement. Based upon the Company’s actual performance in 2011 of IBT of $339.4 million, PEPP shares granted to participants on January 1, 2011 vested for the calendar year.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

The Company does not have any employment contracts with its current executives. The Company had an employment agreement in place with each of Messrs. Hassey and Walton at the time of their respective retirements in May 2011, but no severance or other amounts were paid to them upon their retirements under those agreements.

The Company has entered into change in control agreements with each of the named officers. The change in control agreements are intended to better enable the Company to retain the named officers in the event that the Company is the subject of a potential change in control transaction. Based on past advice from the compensation consultant, the Committee believes that the potential payments under these agreements are, individually and in the aggregate, in line with competitive practices.

For a more detailed discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement.

OTHER COMPENSATION POLICIES

ADHERENCE TO ETHICAL STANDARDS; CLAWBACKS

The payment of awards under the AIP is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics. Furthermore, the Committee includes clawback provisions in each compensation plan that require key executives to return compensation to the extent that earnings or other performance measures are improperly reported.

PENSION PLANS

The Company sponsors a number of defined contribution and, for some executives who were employees of Allegheny Ludlum Corporation or Teledyne, Inc. prior to the 1996 combination (which includes all of the named officers), defined benefit retirement arrangements that include non-qualified programs compliant with Section 409A of the Code aimed at restoring the effects of limitations imposed by the Code. The benefits payable under these programs are more modest than the benefits payable under restoration plans sponsored by other manufacturing companies, in large part because accruals for former Teledyne, Inc. employees under the applicable qualified defined benefit plan have been curtailed and because the defined benefit plan for former Allegheny Ludlum Corporation employees was frozen in 1988. The Company does sponsor a Supplemental Pension Plan covering certain corporate officers, including Messrs. Harshman and Reid, as a non-qualified plan that pays one half of the individual’s salary at retirement to the executive (or spouse) for ten years after retirement at age 62 or at or after age 58 with the consent of the Company. The Company maintains these programs in order to offer competitive compensation and to serve as retention devices. For more information regarding the pension plans of the named officers, see the Pension Benefits table and accompanying narrative.

PERQUISITES

The Company limits the amount and type of perquisites to its executives. In 2011, the Company provided executives with a city club membership and a related tax reimbursement arrangement (generically referred to as a “gross up”). However, effective January 1, 2012, the Company eliminated the personal use of corporate aircraft by Company employees without reimbursement to the Company, Company payment of club membership dues of employees, and the tax reimbursement arrangement related to the payment of club membership dues. There has been, and will be, no compensation to employees in connection with the elimination of these perquisites.

The Company may elect to enter into aircraft timeshare agreements with certain executives pursuant to which the Company will be reimbursed for any personal use of Company aircraft at reimbursement rates permitted under Federal Aviation Administration regulations (14 C.F.R. Section 91.501). The Company has entered into an Aircraft Time Sharing Agreement with Mr. Harshman effective January 1, 2012.

For more information regarding the perquisites of the named officers, please see the “All Other Compensation” column of the Summary Compensation Table.

FEDERAL INCOME TAXES/TAX DEDUCTIBILITY

The Committee has intended that the compensation plans be performance-based within the meaning of Section 162(m) of the Code. All compensation earned under these plans is intended to be deductible by the Company for federal income tax purposes. If the Committee were to exercise its discretion to increase the compensation paid under these plans to recognize extraordinary performance, such upward adjustments may not be deductible for federal income tax purposes.

NO STOCK OPTIONS OR STOCK APPRECIATION RIGHTS

The Committee does not award stock appreciation rights and ceased awarding stock options to employees as a matter of policy after 2003 and to directors after 2006. Some stock options granted before that time remain outstanding as reported in this Proxy Statement. At the time that the Committee ceased awarding stock options, it chose to implement the PRSP for a smaller, more senior group of key managers (including all of the named officers). The Committee’s view was that the PRSP, by putting half of each award “at risk” for performance for the limited group of employees, would more efficiently provide a strong performance incentive to the management employees more able to affect achievement of the performance goals. The Committee retains discretion to award stock options and/or stock appreciation rights to employees, possibly in recruitment or retention situations, but there is no present intent to do so.

STOCK OWNERSHIP GUIDELINES

The Company has stock ownership guidelines in place that are applicable to its executives, including for all of the named officers, which are designed to further link these executives’ interests with the interests of stockholders generally.

The guidelines in effect in 2011 required a minimum level of stock ownership based on the executive’s base salary, as follows: Chief Executive Officer, three times base salary; Executive Officers, two times base salary; and Vice Presidents, one times base salary. The executives were required to have achieved the target ownership levels before September 2008 or five years from the date the executive’s employment began, whichever is later. All of the named officers met these guidelines during 2011.

Effective January 1, 2012, the guidelines were revised to require that executives own a specified number of shares of ATI common stock commensurate with their position, as follows:

Position	Guideline
Chief Executive Officer	100,000 shares
Executive Officers	35,000 shares
Vice Presidents & Corporate Officers	10,000 shares
Company Presidents, Business Unit Vice Presidents and other Executives as deemed appropriate	5,000 shares

The compensation consultant advised the Committee that the revised stock ownership guidelines are in accordance with market practice. Furthermore, the revised guidelines require greater ownership of ATI stock than under the previous guidelines.

Each executive has five years from the later of January 1, 2012 or the date of promotion to one of the designated positions, as the case may be, to meet the guideline applicable to his or her position. The executive must retain a minimum of one third of any earned performance award denominated in shares of ATI common stock until the applicable guideline is met. The stock ownership guidelines now also apply deeper into the ATI organization to company presidents, business unit vice presidents, and other executives as deemed appropriate.

The following chart reflects the status of each named officer’s achievement of these guidelines as of March 1, 2012. The securities counted toward their respective ownership target include common stock and outstanding restricted stock under the PRSP.

The Company also has stock ownership guidelines in place applicable to its non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

RETIRED NAMED OFFICERS

Messrs. Hassey and Walton, who retired effective May 1, 2011, participated in the various executive compensation plans described above (AIP, PRSP, TSRP, KEPP and PEPP) in the same manner as all other named officers in 2011 unless otherwise noted. Under the AIP, the annual incentive percentages at threshold, target and maximum for Mr. Hassey were 87.5%, 175%, 350%, and for Mr. Walton were 50%, 100%, 200%, respectively. Their annual incentive percentage for below threshold performance was 0%.

The AIP bonuses paid to each of Messrs. Hassey and Walton for 2011 were based upon the performance of the Company as a whole at the Corporate level and were pro-rated through the date of their retirement. With respect to the PRSP, the threshold and target percentages and shares awarded for Mr. Hassey were 100% and 200% (or 14,543 and 29,086 shares, respectively) and, for Mr. Walton, were 62.5% and 125% (or 4,275 and 8,550 shares, respectively). Under the TSRP, the incentive percentage for each of Mr. Hassey and Mr. Walton used to determine the number of shares awarded at target under the TSRP at various TSR percentiles for the 2011-2013 performance measurement period were 200% and 125%, respectively. The payout levels for each of Messrs. Hassey and Walton under each of the executive compensation plans was based on Corporate performance and was at the same performance level for Mr. Harshman, as illustrated in the table and discussed under the caption “2011 Performance and Compensation” on page 36.

TOTAL REALIZED COMPENSATION FOR 2011

The Committee views the amounts in the Summary Compensation Table as the compensation opportunity for each named officer under the executive compensation program. When making determinations and awards under the plans, the Committee looks to the actual dollar value of awards to be delivered to the named officers in any given year, as illustrated by the Total Realized Compensation figure below.

Name	Total Realized Compensation
Harshman	$8,223,066
Reid	$2,917,829
Dalton	$4,159,941
Dunlap	$4,900,737
Hogan	$3,527,348

Total Realized Compensation is calculated by: (1) Total Compensation as determined by SEC rules and set forth in the “Total” column of the Summary Compensation Table, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns of the 2011 Summary Compensation Table), minus (3) banked amounts for ongoing KEPP performance periods (2010-2012 and 2011-2013) (as reflected in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table), minus (4) the year-over-year change in pension value and non-qualified deferred compensation (as reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the 2011 Summary Compensation Table), plus (5) the value realized in 2011 from the vesting of restricted shares under the 2009-2011 PRSP and 2011 PEPP and shares awarded under the 2009-2011 TSRP long-term compensation plans or from the exercise of stock options (as reflected in the Options Exercised and Stock Vested Table).

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the preceding Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement. The Committee furnishes this Report for inclusion in the 2012 Proxy Statement and recommends its inclusion in the Company’s Annual Report on Form 10-K.

Submitted by:

PERSONNEL AND COMPENSATION COMMITTEE,

whose members are:

James E. Rohr, Chairman

Diane C. Creel

J. Brett Harvey

SUMMARY COMPENSATION TABLE FOR 2011

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Chief Financial Officer, each of the other three most highly compensated executives required to file reports under Section 16 of the Securities Exchange Act of 1934 as of December 31, 2011 and two additional individuals for whom disclosure would have been provided except that they were not required to file reports under Section 16 as of the December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Richard J. Harshman(1)	2011	806,667	0	4,128,092	0	5,134,214	1,850,888	277,241	12,197,102
Chairman, President and Chief	2010	515,490	350,080	2,458,621	0	1,548,222	1,229,663	239,543	6,341,619
Executive Officer	2009	428,000	0	1,530,152	0	1,636,267	945,987	140,810	4,681,216
Dale G. Reid	2011	366,667	0	1,167,524	0	806,667	526,754	95,568	2,963,180
Executive Vice President, Finance	2010	323,079	0	1,116,369	0	500,000	427,190	105,668	2,472,306
and Chief Financial Officer
Hunter R. Dalton	2011	383,400	0	1,514,015	0	2,701,546	553,046	35,560	5,187,567
Executive Vice President, Long Products and President, ATI Allvac
Terry L. Dunlap	2011	420,667	0	1,781,161	0	3,169,466	4,317	87,754	5,463,365
Executive Vice President, Flat-	2010	412,000	0	1,919,292	0	628,787	2,702	102,207	3,064,988
Rolled Products and President,	2009	400,000	0	1,144,038	0	1,475,000	3,414	90,512	3,112,964
ATI Allegheny Ludlum
David M. Hogan(2)	2011	298,840	0	1,264,619	0	2,334,822	425,623	25,455	4,349,359
Executive Vice President,
Engineered Products Segment
L. Patrick Hassey(3)	2011	312,413	0	7,178,805	0	7,376,588	532,537	1,336,436	16,736,779
Retired Chairman and Chief	2010	937,300	693,206	7,810,313	0	4,878,334	3,198,823	659,434	18,177,410
Executive Officer	2009	910,000	0	5,205,291	0	3,481,000	352,744	493,070	10,442,105
Jon D. Walton(3)	2011	146,947	0	2,055,795	0	3,059,888	374,675	945,170	6,582,475
Retired Executive Vice President,	2010	440,840	711,267	2,241,645	0	1,407,455	1,222,131	209,268	6,232,606
Human Resources, Chief Legal	2009	428,000	0	1,530,152	0	1,636,267	203,648	152,658	3,950,725
and Compliance Officer, and Corporate Secretary

(1)

Mr. Harshman became Chairman, President and Chief Executive Officer effective May 1, 2011. Previously, he served as President and Chief Operating Officer effective August 1, 2010 and as Executive Vice President, Finance and Chief Financial Officer prior to August 1, 2010.

(2)	On March 7, 2012, the Company announced that Mr. Hogan will retire from the Company effective April 1, 2012.

(3)	Messrs. Hassey and Walton retired from the Company effective May 1, 2011.

(4)	Discretionary cash bonuses.

(5)

The values set forth in this column are based on the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of awards made under the Company’s PRSP, TSRP and PEPP and include PRSP and TSRP awards made in 2011, 2010 and 2009, for the applicable year shown in the table above, each of which has a three year performance measurement period. The PEPP awards were made in each of 2011 and 2010 and had a one year performance measurement period. Grant date fair values of the PRSP, TSRP and PEPP awards are calculated based on the expected outcome of the related performance conditions to which the awards are subject, as applicable. If maximum performance were to be achieved, the 2011 amounts for each named officer would be as follows: Mr. Harshman, $5,450,699; Mr. Reid, $1,604,096; Mr. Dunlap, $2,300,284; Mr. Dalton, $1,955,287; Mr. Hogan, $1,264,619; Mr. Hassey, $7,178,805; and Mr. Walton, $2,055,795.

Fair values for the TSRP awards at target were estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over three-year time horizons matching the TSRP performance periods.

The fair value of nonvested performance/restricted stock awards granted under PRSP and PEPP are measured based on the stock price at the grant date, adjusted for non-participating dividends, as applicable, based on the current dividend rate. For nonvested stock awards to employees made under the PRSP in 2011, 2010 and 2009, one-half of the nonvested stock (“performance shares”) vests only upon the attainment of a cumulative net income target measured over a three-year period. The remaining one-half of the nonvested stock award vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. For the 2011 PRSP awards, the values were calculated using the average of the high and low trading prices of the Company’s Common Stock on February 24, 2011, the date of grant, of $64.45. For the 2011 PEPP awards, the values were calculated using the average of the high and low trading prices of the Company’s Common Stock on January 3, 2011, the date of grant, of $56.91.

A discussion of the relevant assumptions made in the valuations may be found in Note 12 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(6)

Consists of performance-based (and not discretionary) cash awards earned for the years indicated under the AIP and the KEPP, respectively, as follows. The amounts, if any, set forth below for the 2010-2012 KEPP and 2011-2013 KEPP are the banked amounts earned under ongoing KEPP plans (for the 2010-2012 and 2011-2013 performance measurement periods) based on the Company’s performance in 2011. Banked amounts under the KEPP are not payable until the completion of each KEPP’s performance measurement period and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the first two years earned. Mr. Reid did not participate in KEPP for the 2009-2011 and 2010-2012 performance measurement periods.

Name	2011 AIP	2009-2011 KEPP	2010-2012 KEPP	2011-2013 KEPP	Total
Harshman	$2,200,000	$1,010,080	$1,469,467	$454,667	$5,134,214
Reid	$550,000	$–	$–	$256,667	$806,667
Dalton	$475,000	$802,400	$1,167,333	$256,813	$2,701,546
Dunlap	$550,000	$944,000	$1,373,333	$302,133	$3,169,466
Hogan	$475,000	$670,240	$975,067	$214,515	$2,334,822
Hassey	$938,237	$2,147,600	$3,124,333	$229,118	$6,439,288
Walton	$252,160	$1,010,080	$1,469,467	$107,761	$2,839,468

For Messrs. Hassey and Walton, amounts reported in the Non-Equity Incentive Plan Compensation column also include deferred salary awards under the 2011 PEPP of $937,300 and $220,420, respectively.

(7)

The amounts in this column include amounts that are not vested and may not ultimately be received by the named officer. The amounts reflect the actuarial change in the present value of the named officer’s benefits under all defined benefit pension plans and defined contribution plans (both qualified and non-qualified) established by the Company, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For Mr. Harshman, changes from prior year pension values include the cumulative actuarial adjustment of $1,078,706, recognized in 2011, relating to the compensation increase associated with Mr. Harshman’s promotion to Chairman, President and Chief Executive Officer on May 1, 2011.

(8)

For Messrs. Harshman, Hassey, and Walton, amounts include $61,032, $149,930, and $174,828, respectively, for air travel. The values of any perquisites, including personal travel amounts, are calculated based on the aggregate incremental cost to the Company. Amounts relating to air travel are calculated based on the variable costs of hourly and fuel surcharges and excise taxes paid by the Company for the leased aircraft used. Fixed costs are not included. As announced by the Company on December 12, 2011, effective January 1, 2012, executives are no longer permitted to use Company leased planes for personal air travel without reimbursement to the Company. Please see the All Other Compensation Table for 2011 for additional information. For Messrs. Hassey and Walton, amounts in the column include consulting fees paid by the Company to them in the amounts of $749,998 and $562,500, respectively, pursuant to their respective Consulting and Non-Competition Agreements effective as of May 1, 2011 as filed with the Company’s Form 10-Q on May 5, 2011. Also for Messrs. Hassey and Walton, amounts in the column include $82,915 and $40,693, respectively, for accrued vacation time paid upon retirement. For Messrs. Reid and Dalton, amounts include $(28,150) and $(788), respectively, of incremental adjustments for their benefit under a contributory deferred compensation plan that ceased accepting new deferrals in 2003.

ALL OTHER COMPENSATION TABLE FOR 2011

In addition to those items reports in footnote 8 to the Summary Compensation Table, amounts in the “All Other Compensation Column” include the following:

Name	Tax Reimbursements ($)(1)	Benefit Restoration Plan ($)(2)	Contributions made by the Company to 401(k) and Other Defined Contribution Plans ($)	Insurance Premiums ($)	Dividends on Nonvested Performance/ Restricted Stock ($)(3)	Other ($)(4)
Harshman	3,520	128,775	24,695	7,826	46,307	5,086
Reid	3,486	66,825	24,695	3,931	19,695	5,086
Dalton	0	0	9,500	1,591	25,257	0
Dunlap	0	31,032	24,695	2,178	29,849	0
Hogan	0	0	1,000	1,966	21,238	1,251
Hassey	2,365	181,195	24,348	13,522	127,208	4,955
Walton	1,842	93,177	24,348	5,956	36,871	4,955

(1)	For city club membership and parking. The Company does not provide executives with income tax gross-ups for air travel. See also footnote 4 to this table.

(2)

Under the non-qualified defined contribution portion of the ATI Benefit Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. See also the narrative discussion following the Non-Qualified Deferred Compensation Table.

(3)

Quarterly dividends paid on shares of performance/restricted stock are paid either in cash or in stock, in which case are based on average of the high and low of the intra-day price of the shares on the applicable dividend payment date. The price used to reinvest shares, and the mechanism and manner in which the dividends are reinvested, are consistent with the Company’s dividend reinvestment plan. The Company does not pay cash dividends or dividend equivalents on future grants of non-vested performance stock until the amounts are earned.

(4)

Includes amounts for city club membership and parking for the executives, as well as amounts for spousal travel for Messrs. Hogan and Walton. As announced by the Company on December 12, 2011, effective January 1, 2012, the Company no longer pays city club membership dues on behalf of executives nor provides the related tax reimbursement arrangement.

GRANTS OF PLAN-BASED AWARDS FOR 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Plan-Based Equity Awards ($)(2)
Name	Description(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Harshman	AIP		562,500	1,125,000	2,250,000
	PRSP	2/24/2011				8,177	16,354	16,354				1,040,932
	TSRP	2/24/2011				9,767	19,533	58,599				2,475,026
	KEPP		620,000	620,000	6,200,000
	PEPP	1/3/2011				10,894	10,894	10,894				612,134

	Total		1,182,500	1,745,000	8,450,000	28,838	46,781	85,847	—	—	—	4,128,092

Reid	AIP		150,000	300,000	600,000
	PRSP	2/24/2011				2,716	5,431	5,431				345,683
	TSRP	2/24/2011				3,243	6,486	19,458				821,841
	KEPP		350,000	350,000	3,500,000

	Total		450,000	300,000	4,100,000	5,959	11,917	24,889				1,167,524
Dalton	AIP		160,000	320,000	640,000
	PRSP	2/24/2011				2,717	5,434	5,434				345,874
	TSRP	2/24/2011				3,245	6,490	19,470				822,348
	KEPP		350,200	350,200	3,502,000
	PEPP	1/3/2011				6,154	6,154	6,154				345,793

	Total		510,200	670,200	4,142,000	12,116	18,078	31,058	—	—	—	1,514,015

Dunlap	AIP		170,000	340,000	680,000
	PRSP	2/24/2011				3,197	6,393	6,393				406,914
	TSRP	2/24/2011				3,818	7,635	22,905				967,431
	KEPP		412,000	412,000	4,120,000
	PEPP	1/3/2011				7,240	7,240	7,240				406,816

	Total		582,000	752,000	4,800,000	14,255	21,268	36,538	—	—	—	1,781,161
Hogan	AIP		120,800	241,600	483,200
	PRSP	2/24/2011				2,270	4,539	4,539				288,907
	TSRP	2/24/2011				2,711	5,421	16,263				686,895
	KEPP		292,520	292,520	2,925,200
	PEPP	1/3/2011				5,140	5,140	5,140				288,817

	Total		413,320	534,120	3,408,400	10,121	15,100	25,942	—	—	—	1,264,619

Hassey(3)	AIP		820,138	1,640,275	3,280,550
	PRSP	2/24/2011				14,543	29,086	29,086				925,449
	TSRP	2/24/2011				17,371	34,741	104,223				4,402,032
	KEPP		937,300	937,300	9,373,000
	PEPP	1/3/2011	937,300	937,300	937,300	16,470	16,470	16,470				1,851,324

	Total		2,694,738	3,514,875	13,590,850	48,384	80,297	149,779	—	—	—	7,178,805
Walton(3)	AIP		220,420	440,840	881,680
	PRSP	2/24/2011				4,275	8,550	8,550				544,208
	TSRP	2/24/2011				5,106	10,212	30,636				1,293,963
	KEPP		440,840	440,840	4,408,400
	PEPP	1/3/2011	220,420	220,420	220,420	3,873	3,873	3,873				217,624

	Total		881,680	1,102,100	5,510,500	13,254	22,635	43,059	—	—	—	2,055,795

(1)

Represents the Company’s Annual Incentive Plan (AIP), Performance/Restricted Stock Program (PRSP), Total Shareholder Return Incentive Compensation Program (TSRP), Key Executive Performance Plan (KEPP) and Performance Equity Payment Program (PEPP). The PEPP was terminated effective December 31, 2011.

(2)

The values set forth in this column are based on the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718 and correspond to the aggregate values disclosed in the “Stock Awards” column in the 2011 Summary Compensation Table. For the PRSP nonvested stock award, one-half of the award (“performance shares”) vests only upon the attainment of a cumulative net income target measured over a three-year period. The fair value of a PRSP nonvested stock award as presented above is measured based on the stock price at the grant date, with the assumption that the performance criteria will be achieved. The remaining one-half of the nonvested PRSP stock award vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. Fair value for the TSRP award was estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over a three-year time horizon matching the TSRP performance period. A discussion of the relevant assumptions made in the valuations may be found in Note 12 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)

For Messrs. Hassey and Walton, amounts set forth in the table for TSRP and KEPP show the full value of the awards, which will be prorated based on the number of full months that each worked during the 2011-2013 performance measurement period, and those prorated amounts would be paid after the end of the performance measurement period.

For the 2011-2013 performance measurement period, the payment to continuing KEPP participants for threshold performance is approximately 0.37% of the amount of income before taxes for each of Level I and Level II, and the payment opportunities increase to approximately 3.71% of the designated amount of income before taxes for Level I and for Level II at the highest gradient. No compensation is paid for performance in excess of the highest gradient. For KEPP, gradients among participants are a direct function of base salary at each gradient. The CEO’s percentage of the potential pools for continuing participants for 2011-2013 is approximately 18.57%.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2011

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Harshman	1/24/2003	10,000	—	—	$5.70	1/24/2013
	2/12/2003	5,000	—	—	$3.63	2/12/2013
	2/21/2008						3,168	151,430
	2/24/2010						6,340	303,052	6,339	(5)	303,004
	2/24/2010								43,482	(6)	2,078,440
	2/24/2011						8,177	390,861	8,177	(5)	390,861
	2/24/2011								58,599	(6)	2,801,032

		15,000					17,685	845,343	116,597		5,573,337
Reid	2/21/2008						1,747	83,507
	2/24/2010						3,496	167,109	3,495	(5)	167,061
	2/24/2010								23,976	(6)	1,146,053
	2/24/2011						2,716	129,825	2,715	(5)	129,777
	2/24/2011								19,458	(6)	930,032

							7,959	380,441	49,644		2,372,983
Dalton	2/21/2008						1,777	84,941
	2/24/2010						4,029	192,586	4,029	(5)	192,586
	2/24/2010								27,633	(6)	1,320,857
	2/24/2011						2,717	129,873	2,717	(5)	129,873
	2/24/2011								19,470	(6)	930,666

							8,523	407,400	53,849		2,573,982
Dunlap	2/21/2008						2,280	108,984
	2/24/2010						4,740	226,572	4,740	(5)	226,572
	2/24/2010								32,508	(6)	1,553,882
	2/24/2011						3,197	152,817	3,196	(5)	152,769
	2/24/2011								22,905	(6)	1,094,859

							10,217	488,373	63,349		3,028,082
Hogan	2/21/2008						1,682	80,400
	2/24/2010						3,366	160,895	3,365	(5)	160,847
	2/24/2010								23,082	(6)	1,103,320
	2/24/2011						2,270	108,506	2,269	(5)	108,458
	2/24/2011								16,263	(6)	777,371

							7,318	349,801	44,979		2,149,996
Hassey	2/21/2008						10,776	515,093
	2/24/2010						21,567	1,030,903	21,567	(5)	1,030,903
	2/24/2010								147,918	(6)	7,070,480
	2/24/2011						14,543	695,155	14,543	(5)	695,155
	2/24/2011								11,580	(6)	553,524

							46,886	2,241,151	195,608		9,350,062
Walton	2/21/2008						3,168	151,430
	2/24/2010						6,340	303,052	6,339	(5)	303,004
	2/24/2010								43,482	(6)	2,078,440
	2/24/2011						4,275	204,345	4,275	(5)	204,345
	2/24/2011								3,405	(6)	162,759

							13,783	658,827	57,501		2,748,548

(1)	This table relates to vested but unexercised options to purchase Company Common Stock outstanding as of December 31, 2011 and shares of performance/restricted stock awarded under the PRSP and awards under the TSRP that have not vested for performance measurement periods ending in 2012 and 2013.

(2)	Stock options awarded to named officers vested in equal amounts annually over three years from their respective dates of grant.

(3)	Consists of shares of time-based restricted stock under the PRSP. The number of shares reported in this column represents the number of shares that would be awarded pursuant to the time-based vesting portion of the PRSP grants made in 2008, 2010 and 2011. Such shares may vest earlier upon the Company’s achievement of a cumulative net income target during the applicable performance measurement period.

(4)	Amounts were calculated using $47.80 per share, the closing price of Company Common Stock at December 31, 2011.

(5)	Consists of shares of performance-based restricted stock under the PRSP. The number of shares reported represents the number of shares that would be awarded if the applicable performance measure under the PRSP for the 2010-2012 and 2011-2013 performance measurement periods are met at the end of the respective performance measurement periods.

(6)	Represents the number of shares that would be awarded if the next higher performance measure was achieved under the TSRP. In accordance with applicable SEC rules and interpretations, for the 2010-2012 and 2011-2013 performance measurement periods, performance is disclosed at maximum because performance under the TSRP for the portion of the award periods ended December 31, 2011 exceeded the target level.

OPTION EXERCISES AND STOCK VESTED FOR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Harshman	0	0	84,584	3,929,078
Reid	0	0	40,631	1,905,594
Dalton	0	0	52,985	2,463,581
Dunlap	0	0	62,335	2,898,316
Hogan	0	0	44,258	2,057,813
Hassey	0	0	267,150	12,472,019
Walton	15,000	999,006	77,563	3,624,227

(1)

Consists of shares awarded pursuant to the 2009 TSRP based on Company performance at the 76th percentile and shares of performance/restricted stock awarded in 2009 that vested on January 30, 2012 pursuant to the PRSP, and shares of restricted stock that vested on January 3, 2012 pursuant to the 2011 PEPP, in the following amounts, respectively, for the named officers: Mr. Harshman, 50,059, 23,631 and 10,894; Mr. Reid 27,601 and 13,030 (TSRP and PRSP only); Mr. Dalton, 31,813, 15,018 and 6,154; Mr. Dunlap, 37,427, 17,668 and 7,240; Mr. Hogan, 26,574, 12,544 and 5,140; Mr. Hassey, 170,291, 80,389 and 16,470; and Mr. Walton 50,059, 23,631 and 3,873.

(2)

For TSRP and PRSP awards, amounts were calculated using $46.90 per share, which was the average of the high and low trading prices of Company Common Stock on January 27, 2012, the business day prior to the award payment date. For PEPP awards, amounts were calculated using $43.42 per share, which was the average of the high and low trading prices of Company Common Stock on December 14, 2011, the business day prior to the award payment date.

PENSION BENEFITS FOR 2011

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Harshman	ATI Pension Plan	28	2,145,868	0
	ATI Benefit Restoration Plan	21	4,094,206	0
	Supplemental Pension Plan	10	2,544,599	0
Reid	ATI Pension Plan	25	1,874,372	0
	ATI Benefit Restoration Plan	18	731,889	0
	Supplemental Pension Plan	10	1,092,279	0
Dalton	ATI Pension Plan	30	990,997	0
	ATI Benefit Restoration Plan	30	1,539,323	0
Dunlap	ATI Pension Plan	5	29,821	0
Hogan	ATI Pension Plan	35	1,232,314	0
	ATI Benefit Restoration Plan	35	1,712,956	0
Hassey	Supplemental Pension Plan	7	5,549,334	546,758
Walton	ATI Pension Plan	20	1,463,568	74,770
	Supplemental Pension Plan	25	3,154,541	192,868

(1)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

(2)

The present value of accumulated benefit as of December 31, 2011 is computed using the relevant actuarial assumptions consistent with those used to value the Company’s defined benefit pension plans in the Company’s 2011 audited financial statements.

ATI PENSION PLAN

The Company maintains a qualified defined benefit pension plan, called the Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”), which has a number of benefit formulas that apply separately to various groups of employees and retirees. In general, the variances among formulas are determined by work location and job classification. A principal determinant is whether an employee was employed by Allegheny Ludlum Corporation (“Allegheny Ludlum”), as in the case of Messrs. Dunlap and Walton, or by Teledyne, Inc. (“TDY”), as in the case of Messrs. Harshman, Reid, Dalton and Hogan, in 1996 when those corporations were combined to form the Company. Mr. Hassey does not participate in the ATI Pension Plan under any formula.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria. Messrs. Dunlap and Walton have modest frozen benefits under the Allegheny Ludlum formula.

Both the Allegheny Ludlum formula and the TDY formula multiply years of service by compensation and then by a factor to produce a benefit which, in turn, is reduced with respect to Social Security amounts payable to determine a monthly amount payable as a straight life annuity. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum and TDY definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the named officers to which they apply.

Upon becoming a corporate employee, Messrs. Harshman and Reid ceased receiving credit for service under the TDY formula after having been credited with approximately twenty-one and eighteen years of service, respectively, under that formula.

As an alternative benefit under the ATI Pension Plan, if greater than the benefit under the applicable Allegheny Ludlum or TDY formula, Messrs. Harshman and Walton participate in the ATI Pension Plan at specified, actuarially determined accrual rates per year that do not exceed annual accrual rates permitted under the Code. No benefits were accrued for any named officer in 2011 under this alternate benefit provision.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age. Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

ATI BENEFIT RESTORATION PLAN

Under the non-qualified ATI Benefit Restoration Plan, the Company accrues benefits for the named officers that restores to eligible named officers the amounts that cannot be paid to them under the terms of the Company’s defined contribution plans or the defined benefit plan (the ATI Pension Plan), in either case due to the limitations set forth in the Code. All named officers are eligible to participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the defined contribution plan in which the respective named officer participates. Messrs. Harshman, Reid, Dalton and Hogan also participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the ATI Pension Plan. Distributions under the ATI Benefit Restoration Plan are available only at the times and in the same forms as under the Retirement Savings Plan, subject to payment delays to comply with Section 409A of the Code.

SUPPLEMENTAL PENSION PLAN

In addition, the Company has established a Supplemental Pension Plan that provides certain key employees of the Company and its subsidiaries, including Messrs. Harshman, Reid, Hassey and Walton (or their beneficiaries in the event of death), with monthly payments in the event of retirement, disability or death, equal to 50% of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start following the end of the two-month period after the later of (i) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or (ii) the date actual retirement occurs, and generally continue for a 118-month period. The plan describes the events that will terminate an employee’s participation in the plan. With respect to Mr. Hassey, one year of payment accrued for each year of service, to a maximum of ten years. Pursuant to a letter agreement, Mr. Walton (or his beneficiary) will receive a number of monthly installments, each in the amount of one half of his monthly base compensation measured at the date of his retirement, equal to the number of months that Mr. Walton remained an employee of the Company after his 65th birthday commencing after all payments due to him under the Company’s Supplemental Pension Plan have been made.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings In Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harshman	128,775	29,919	0	988,861
Reid	38,674	14,912	0	668,599
Dalton	(788)	0	0	471,482
Dunlap	31,032	15,207	0	502,636
Hogan	0	0	0	0
Hassey	181,195	63,807	(2,517,883)	0
Walton	93,177	29,006	(1,144,613)	0

(1)

Reflects contributions made pursuant to the defined contribution portion of the ATI Benefit Restoration Plan. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2011. Also includes incremental accruals in the account for the benefit of Mr. Reid under the Executive Deferred Compensation Plan, which ceased accepting new contributions from participants in 2003.

(2)

Aggregate earnings for the ATI Benefit Restoration Plan are calculated using the fiscal year end balance, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s qualified defined contribution plan. For 2011, this rate was 2.75%.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS

The Company does not have any employment contracts with its current executives. The Company had an employment agreement in place with each of Messrs. Hassey and Walton at the time of their respective retirements in May 2011, but no severance or other amounts were paid to them upon their retirements under those agreements.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

The Company has entered into certain change in control severance agreements with the named officers and other key employees to assure the Company that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control. The Company entered into amended and restated change in control severance agreements with the named officers effective as of December 31, 2008 to account for certain changes in the Code; no other changes to the terms of the agreement were made.

Under the agreements, a “change in control” is defined as:

•

the Company’s actual knowledge that (x) an individual or entity has acquired beneficial ownership of 20% or more of the voting power of Company stock or (y) persons have agreed to act together for the purpose of acquiring 20% or more of the voting power of Company stock,

•	the completion of a tender offer pursuant to which 20% or more of the voting power of Company stock has been acquired,

•	the occurrence of a successful solicitation electing or removing 50% of the members of the Board or the Board consisting less than 51% of continuing directors, or

•	the occurrence of a merger, consolidation, sale or similar transaction.

In general, the agreements provide for the payment of severance benefits if a change in control occurs, and within 24 months after the change in control either:

•

the Company terminates the executive’s employment with the Company without “cause,” which is defined to mean a felony conviction, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties after 30 days’ notice to cure; or

•	the executive terminates employment with the Company for “good reason,” which is defined to mean:

(i)	a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position,

(ii)	relocation more than 35 miles from principal job location,

(iii)	reduction in annual salary or material reduction in other compensation or benefits,

(iv)	failure by the Company to cause a successor corporation to adopt and perform under the agreement, or

(v)	purported termination other than as expressly permitted in the agreement.

In addition to amounts accrued through the date of termination, an employee entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment within thirty days of the date of termination equal to the sum of:

•

base salary plus annual bonus at the greater of target or the actual level of performance achieved through the date of termination projected through the end of the year times a multiple (which is 3x for Mr. Harshman and 2x for Messrs. Reid, Dalton, Dunlap and Hogan);

•

prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year; and

•

the value of all long term incentive awards for then uncompleted measurement periods determined at the greater of target or actual performance levels achieved to the date of termination projected through the remainder of the measurement period.

An employee eligible for severance will also be provided:

•	the continuation of perquisites and welfare benefits for a period (36 months for Mr. Harshman and 24 for Messrs. Reid, Dalton, Dunlap and Hogan);

•	reimbursement for outplacement services up to $25,000 for Mr. Harshman and $15,000 for Messrs. Reid, Dalton, Dunlap and Hogan; and

•	the number of years corresponding to the applicable multiples above of credited service and full vesting under the Company’s supplemental pension plans in which the executive participates.

The agreements also provide for the lifting of restrictions on stock awarded. Also, the Company will pay the employee a gross-up payment for excise taxes, if necessary.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

The Personnel and Compensation Committee has reviewed the change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions as amended.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables to each of the named officers of the Company in the event of termination of such executive’s employment. The amount of enhanced compensation payable to each named officer upon voluntary termination, retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination within 24 months following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and are estimates of the amounts which would be paid out to the executives upon their termination. The closing price of Company Common Stock on the NYSE as of the end of 2011 was $47.80. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of the tables, calculations are based on the greater of the target award or the value earned for actual performance against the preset performance goals thorough the assumed date of termination. The actual performance to the assumed date of termination is projected through the remainder of the uncompleted performance measurement periods. Further, the tables show annual bonus amounts at the actual level of performance for 2011. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

PAYMENTS MADE UPON TERMINATION

Regardless of the manner in which a named officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the Retirement Savings Plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan and Supplemental Pension Plan.

PAYMENTS MADE UPON RETIREMENT

In the event of the retirement of a named officer, in addition to the items identified above, such officer will be entitled to (subject to the Company’s consent for certain amounts):

•	retain any outstanding stock options for the remainder of the outstanding ten-year term;

•	receive a prorated share of each outstanding TSRP award upon the completion of such cycle when, if and to the extent such award is earned during the applicable performance measurement period;

•

receive all outstanding shares of time-vested performance/restricted stock when the restrictions on such shares lapse upon the passage of time or the achievement of the applicable performance criteria;

•	receive all outstanding shares of performance-based performance/restricted stock when, if and to the extent that such award is earned during the applicable performance measurement period;

•	receive that portion of the outstanding KEPP awards that were earned at the time of retirement and a prorated share of the remaining portion of each outstanding KEPP award;

•	receive payments under the Supplemental Pension Plan, beginning two months after retirement, subject to Section 409A of the Internal Revenue Code;

•	receive health and welfare benefits until age 65 and receive health and welfare benefits for dependents, as applicable, subject to the limitations applicable to all salaried employees; and

•	receive life insurance benefits until death.

Consent of the Company is required for payments of the TSRP, performance/restricted stock and KEPP awards described above upon retirement.

PAYMENTS MADE UPON DEATH OR DISABILITY

In the event of the death or disability of a named officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees. In addition, all outstanding performance/restricted share awards vest on the death of a named officer.

PAYMENTS MADE UPON A CHANGE IN CONTROL

The Company is a party a change in control severance agreement with each other named officer that provides the named officer with payments in the event his employment is terminated by the Company for reasons other than cause or by the named officer for good reason (defined to include diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within 24 months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions. The tables below illustrate the amount of payments due in various circumstances.

As noted, the column “Involuntary or Good Reason Termination (w/in 24 Months of a Change in Control)” assumes that there was a change in control at the December 31, 2011 closing price of $47.80 per share and all of the named officers had a triggering event on December 31, 2011 and all cash amounts due, all deferred compensation enhancements and all potential benefit payments were to be paid in a single lump sum. The aggregate payments to the named officers would be approximately 1.0% of the indicated transaction value of $5.1 billion, which represents the Company’s approximate equity market capitalization value at December 31, 2011.

Richard J. Harshman ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	8,325	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	1,539	0	0	1,539	1,539	1,539
TSRP	0	2,454	0	0	2,454	2,454	2,454
KEPP	0	2,177	0	0	2,884	2,177	2,177
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	283	0	0
Non-qualified defined benefit plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	52	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	4,530	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	4,500	0	0
Total	0	6,170	0	0	24,592	6,170	6,170

Dale G. Reid ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	1,950	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	677	0	0	677	677	677
TSRP	0	1,040	0	0	1,040	1,040	1,040
KEPP		233			467	233	233
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	79	0	0
Non-qualified defined benefit plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	52	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	1,442	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	1,875	0	0
Total	0	1,950	0	0	7,597	1,950	1,950

Hunter R. Dalton ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	2,080	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	730	0	0	730	730	730
TSRP	0	1,126	0	0	1,126	1,126	1,126
KEPP		1,634			2,101	1,634	1,634
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	21	0	0
Non-qualified defined benefit plan	0	0	0	0	1,034	0	0
Health & Welfare Benefits	0	0	0	0	52	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	1,882	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	3,490	0	0	9,041	3,490	3,490

Terry L. Dunlap ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	2,210	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	868	0	0	868	868	868
TSRP	0	1,325	0	0	1,325	1,325	1,325
KEPP		1,923			2,472	1,923	1,923
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	89	0	0
Non-qualified defined benefit plan	0	0	0	0	13	0	0
Health & Welfare Benefits	0	0	0	0	52	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	4,116	0	0	7,044	4,116	4,116

David M. Hogan ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	1,570	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	619	0	0	619	619	619
TSRP	0	941	0	0	941	941	941
KEPP		1,365			1,755	1,365	1,365
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	2	0	0
Non-qualified defined benefit plan	0	0	0	0	217	0	0
Health & Welfare Benefits	0	0	0	0	52	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	2,925	0	0	5,171	2,925	2,925

ITEM D – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Ernst & Young LLP (“Ernst & Young”) has served as independent auditors for the Company since August 15, 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2012, and making its recommendation that stockholders ratify the selection, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2012.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young before the firm is retained to perform any such services. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the specific pre-approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2011 and 2010.

INDEPENDENT AUDITOR: SERVICES AND FEES

The fees and expenses billed by Ernst & Young for the indicated services performed during 2011 and 2010 were as follows:

Service	2011	2010
Audit fees	$3,089,000	$2,881,000
Audit-related fees	311,000	311,000
Tax fees	—	—
All other fees	2,000	2,000
Total	$3,402,000	$3,194,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits.

“Audit-related fees” consisted of fees related to the audits of employee benefit and pension plans, compliance audits, and assurance procedures relating to debt and equity offerings.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011, which include the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, and the notes thereto (collectively, the “Financial Statements”).

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed, met and held discussions with the Company’s management, internal auditors, and the independent auditors regarding the Financial Statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the Company’s internal auditors and independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§ 380). The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors at the February 23, 2012 meeting of the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission. The Board of Directors has approved this inclusion.

Submitted by:

AUDIT COMMITTEE, whose members are:

Michael J. Joyce, Chairman

James C. Diggs

Barbara S. Jeremiah

John R. Pipski

Louis J. Thomas

John D. Turner

OTHER BUSINESS

The Company knows of no business that may be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, Richard J. Harshman, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Personnel and Compensation Committee is an officer or employee of the Company, and no member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the Company has a relationship, to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

CERTAIN TRANSACTIONS

The Board of Directors has adopted a written Statement of Policy with respect to Related Party Transactions (the “Policy”). The Policy applies to transactions or arrangements between the Company and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under the Policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties.

OTHER INFORMATION

ANNUAL REPORT ON FORM 10-K

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY, ALLEGHENY TECHNOLOGIES INCORPORATED, 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479 OR (412) 394-2800.

PROXY SOLICITATION

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

The Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $9,000 plus expenses. Our employees may also solicit proxies for no additional compensation.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

Dated: March 26, 2012

APPENDIX A

AMENDMENT NO. 1 TO THE

ALLEGHENY TECHNOLOGIES INCORPORATED

2007 INCENTIVE PLAN,

AS AMENDED AND RESTATED

This Amendment No.1 to the Allegheny Technologies Incorporated 2007 Incentive Plan, as amended and restated (the “Plan”), was adopted by the Board of Directors of Allegheny Technologies Incorporated (the “Company”), subject to the approval of the stockholders at the May 11, 2012 Annual Meeting of Stockholders, and is as follows:

1. Section 1.2 is amended by adding the following as that section’s fifth sentence:

“On February 23, 2012, the Board approved Amendment No. 1, to become effective if approved by the stockholders of the Company at its 2012 Annual Meeting of Stockholders.”

2. Section 4.1 is amended by striking “4.5 million shares” in the first sentence thereof and substituting “7 million shares”.

3. Section 6.1(b) is amended by adding the following as a new sentence at the end thereof:

“Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or any Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Option whose exercise price is above the then Fair Market Value of the Common Stock subject to an Option, whether by decreasing the exercise price, canceling the Option and granting a substitute Option, repurchasing the Option for cash, or otherwise.”

4. Section 6.2(b) is amended by adding the following as a new sentence at the end thereof:

“Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or an Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Stock Appreciation Right whose exercise price is above the then Fair Market Value of the Common Stock subject to a Stock Appreciation Right, whether by decreasing the exercise price, canceling the Stock Appreciation Right and granting a substitute Stock Appreciation Right, repurchasing the Stock Appreciation Right for cash, or otherwise.”

5. All other provisions of the Plan shall remain as in effect prior to this amendment.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time May 10, 2012.

INTERNET http://www.proxyvoting.com/ati Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 15887

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

This proxy, when properly executed, will be voted as directed herein, but if you do not specify a vote, the proxies will vote

FOR Items A, B, C and D, and in their discretion on other matters.

The Board of Directors recommends a vote FOR Items A, B, C and D:

  A. Election of the five nominees as directors:

.	FOR all nominees (except as indicated)	WITHHOLD from all nominees	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

	☐	☐	☐	B. Approval of an amendment to the 2007 Incentive Plan, as amended and restated.	☐	☐	☐

01 Richard J. Harshman (Class II)

02 Diane C. Creel (Class I)

03 John R. Pipski (Class I)

04 James E. Rohr (Class I)

05 Louis J. Thomas (Class I)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

				C. Advisory vote to approve the compensation of the Company’s named officers. D. Ratification of the selection of Ernst & Young LLP as independent auditors for 2012.	☐ ☐	☐ ☐	☐ ☐

Please check here to request an admission ticket to the Meeting.	☐

Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign EXACTLY as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature	Signature	Date

Dear Stockholder,

Enclosed or available on the Internet at http://bnymellon.mobular.net/bnymellon/ati are materials relating to the Allegheny Technologies Incorporated 2012 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by toll-free telephone, by Internet or by signing and returning the proxy card (below) by mail in the enclosed postage-paid envelope.

Elliot S. Davis

Corporate Secretary

EASY WAYS TO SAVE THE COMPANY MONEY

1.      Please consider voting by Telephone (1-866-540-5760); or

         Internet (http://www.proxyvoting.com/ati).

2.      Please consider consenting to view the Company’s future Annual Reports and Proxy Statements electronically, via the Internet. In order to consent, go to the website of Allegheny Technologies’ Transfer Agent, http://www.bnymellon.com/shareowner/equityaccess, and follow the prompts.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/ati

▼ FOLD AND DETACH HERE ▼

ALLEGHENY TECHNOLOGIES INCORPORATED

PROXY FOR 2012 ANNUAL MEETING

Solicited on Behalf of the Board of Directors of Allegheny Technologies Incorporated

The undersigned hereby appoints Dale G. Reid, Elliot S. Davis and Marissa P. Earnest or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the registered stockholder named herein is entitled to vote with all powers which the stockholder would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 11, 2012, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# 15887

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 7, 2012.

INTERNET http://www.proxyvoting.com/ati-emp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your voting instruction card by Internet or by telephone, you do NOT need to mail back your voting instruction card.
To vote by mail, mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the Mercer Trust Company to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

WO# 15890-gr

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

This proxy, when properly executed, will be voted as directed herein, but if you do not specify a vote, the proxies will vote

FOR Items A, B, C and D and in their discretion on other matters.

The Board of Directors recommends a vote FOR Items A, B, C and D:

  A. Election of the five nominees as directors:

.	FOR all nominees (except as indicated)	WITHHOLD from all nominees	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

	☐	☐	☐	B. Approval of an amendment to the 2007 Incentive Plan, as amended and restated.	☐	☐	☐

01 Richard J. Harshman (Class II)

02 Diane C. Creel (Class I)

03 John R. Pipski (Class I)

04 James E. Rohr (Class I)

05 Louis J. Thomas (Class I)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

				C. Advisory vote to approve the compensation of the Company’s named officers. D. Ratification of the selection of Ernst & Young LLP as independent auditors for 2012.	☐ ☐	☐ ☐	☐ ☐

Please check here to request an admission ticket to the Meeting.	☐

Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date
Please sign EXACTLY as your name appears above.

• Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan

• Allegheny Technologies Retirement Savings Plan

• Savings and Security Plan of the Lockport and Waterbury Facilities

• The 401(k) Savings Account Plan For Employees of the Washington Plate Plant

• The 401(k) Plan

• 401(k) Savings Account Plan for Employees of the Exton Facility

• TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products

• ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan

• Hourly 401(k) Plan for Represented Employees at Midland and Louisville

As a Plan participant, you have the right to direct Mercer Trust Company, the Trustee of the above Plans, how to vote the shares of Allegheny Technologies Incorporated Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.

You may vote by telephone, Internet or by completing, signing and returning the voting instruction card (below) by mail. A postage-paid return envelope is enclosed.

The Trustee must receive your voting instructions by May 7, 2012. If the Trustee does not receive your instructions by such date, the Trustee shall vote your shares as the Plan Administrator directs.

You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares.

EASY WAY TO SAVE THE COMPANY MONEY:

Please consider voting by telephone (1-866-540-5760); or

Internet (http://www.proxyvoting.com/ati-emp)

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ati

▼ FOLD AND DETACH HERE ▼

ALLEGHENY TECHNOLOGIES INCORPORATED

VOTING INSTRUCTION CARD FOR 2012 ANNUAL MEETING

• Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan

• Allegheny Technologies Retirement Savings Plan

• Savings and Security Plan of the Lockport and Waterbury Facilities

• The 401(k) Savings Account Plan For Employees of the Washington Plate Plant

• The 401(k) Plan

• 401(k) Savings Account Plan for Employees of the Exton Facility

• TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products

• ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan

• Hourly 401(k) Plan for Represented Employees at Midland and Louisville

The undersigned hereby directs Mercer Trust Company, the Trustee of the above Plans, to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 11, 2012, and any adjournments or postponements thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.

PLAN PARTICIPANTS MAY GIVE DIRECTIONS BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR PARTICIPANTS MAY GIVE DIRECTIONS BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.

WO# 15890-gr